Exhibit 10.13

INTERACTIVE HEALTH LLC

CREDIT AGREEMENT

DATED AS OF DECEMBER 30, 2003

COMERICA BANK

TABLE OF CONTENTS

1.	DEFINITIONS

2.	REVOLVING CREDIT
	2.1	Revolving Credit Commitment
	2.2	Accrual of Interest and Maturity
	2.3	Requests For Advance
	2.4	Sweep to Loan
	2.5	Accrual of Interest; Interest Payments
	2.6	Interest Periods
	2.7	Conversion of Advances
	2.8	Prepayment.
	2.9	Reduction of Indebtedness
	2.10	Optional Reduction or Termination of Revolving Credit Aggregate Commitment
	2.11	Revolving Credit Commitment Fee
	2.12	Use of Proceeds
	2.13	Prime-based Advance in Absence of Election or Upon Default

3.	ACCEPTANCES
	3.1	Acceptance Commitment
	3.2	Drafts Eligible for Creation of Acceptances
	3.3	Assurances
	3.4	Discount Rate and Acceptance Commission Rate
	3.5	Payment Obligation
	3.6	Compliance with Laws
	3.7	Acceptances Ineligible for Purchase or Discount

4.	LETTERS OF CREDIT.
	4.1	Letter of Credit Commitment
	4.2	Conditions to Issuance.
	4.3	Reimbursement Obligations
	4.4	Obligations Unconditional
	4.5	Indemnification
	4.6	Reliance on Documents/Remedies Against Beneficiary
	4.7	Existing Letters of Credit
	4.8	Letter of Credit Fees
	4.9	Use of Letters of Credit

5.	SPECIAL PROVISIONS, CHANGES IN CIRCUMSTANCES AND YIELD PROTECTION.
	5.1	Reimbursement of Prepayment Cost
	5.2	Bank’s Eurodollar Lending Office
	5.3	Circumstances Affecting Eurodollar-based Rate Availability

i

	5.4	Laws Affecting Eurodollar-based Rate Availability
	5.5	Increased Costs
	5.6	Other Increased Costs
	5.7	Margin Adjustments

6.	CONDITIONS
	6.1	Corporate Authority
	6.2	Execution of Loan Documents
	6.3	Collateral Documents
	6.4	Lessor’s Acknowledgments
	6.5	Payment of Fees
	6.6	Appraisals; Collateral Audit
	6.7	Insurance
	6.8	Compliance with Contractual Obligations
	6.9	Opinions of Counsel
	6.10	Closing Certificate
	6.11	Minimum EBITDA
	6.12	Management and Employment Agreements
	6.13	Continuing Conditions to all Advances

7.	REPRESENTATIONS AND WARRANTIES
	7.1	Corporate Authority
	7.2	Due Authorization–Company
	7.3	Due Authorization–Other Loan Parties
	7.4	No Litigation
	7.5	Good Title; No Liens
	7.6	ERISA
	7.7	Accuracy of Information
	7.8	Taxes
	7.9	Subsidiaries
	7.10	Environmental and Safety Matters
	7.11	No Investment Company or Margin Stock
	7.12	Solvency
	7.13	Capitalization
	7.14	Anti-Terrorism Laws

8.	AFFIRMATIVE COVENANTS
	8.1	Financial Statements; Certificates; Other Information
	8.2	Payment of Obligations
	8.3	Maintenance of Property; Insurance
	8.4	Inspection of Property; Books, Records; Insurance
	8.5	Notices
	8.6	Licenses, Permits, etc
	8.7	Conduct of Business, Maintenance of Existence
	8.8	Compliance with ERISA
	8.9	Security; Defense of Collateral
	8.10	Interest Coverage Ratio

	8.11	Funded Debt to EBITDA
	8.12	Operating Accounts
	8.13	Environmental Compliance
	8.14	Use of Proceeds
	8.15	Acceptances—Licenses and Insurance
	8.16	Future Subsidiaries; Additional Collateral

9.	NEGATIVE COVENANTS
	9.1	Limitations on Debt
	9.2	Limitation on Mergers; Asset Sales
	9.3	Limitation of Guarantee Obligations
	9.4	Limitation on Acquisitions
	9.5	Limitations on Liens
	9.6	Restricted Payments
	9.7	Capital Expenditures
	9.8	Transactions with Affiliates
	9.9	Limitation on Investments
	9.10	Limitation on Negative Pledge Clause
	9.11	Prepayment of Debts.
	9.12	Amendment of Subordinated Debt Documents
	9.13	Amendment to Certain Agreements
	9.14	Management Fees
	9.15	Limitation on Sale – Leaseback Transactions
	9.16	Fiscal Year

10.	EVENTS OF DEFAULT
	10.1	Events of Default
	10.2	Exercise of Remedies
	10.3	Application of Proceeds
	10.4	Rights Cumulative
	10.5	Waiver by Company of Certain Laws
	10.6	Set–Off
	10.7	Waiver of Defaults

11.	MISCELLANEOUS
	11.1	Successors and Assigns
	11.2	Costs and Expenses
	11.3	Accounting Principles
	11.4	Indulgence
	11.5	Notices
	11.6	Law of Michigan; Consent to Jurisdiction
	11.7	Amendment and Waiver
	11.8	Payments
	11.9	Interest
	11.10	WAIVER OF JURY TRIAL
	11.11	Counterparts
	11.12	Complete Agreement; Conflicts

11.13	Severability
11.14	Independence of Covenants
11.15	Reliance on and Survival of Various Provisions
11.16	Indemnification
11.17	Effective Upon Execution
11.18	Headings
11.19	USA Patriot Act

SCHEDULES

Schedule 1.1                                                                             EBITDA Adjustments

Schedule 1.2                                                                             Wells Fargo Letters of Credit

Schedule 5.7                                                                             Applicable Margin Grid

Schedule 6.4A                                                                   Owned Real Property

Schedule 6.4B                                                                     Leased Real Property

Schedule 7.6                                                                             Employee Pension Benefit Plans

Schedule 7.9                                                                             Subsidiaries

Schedule 7.10                                                                       Environmental Matters

Schedule 7.13                                                                       Capitalization

Schedule 8.16                                                                       Real Estate Documentation

Schedule 9.1                                                                             Existing Debt

Schedule 9.3                                                                             Existing Guarantees

Schedule 9.5                                                                             Permitted Liens

Schedule 9.10                                                                       Negative Pledges

EXHIBITS

A                                                                                      FORM OF BORROWING BASE CERTIFICATE

B                                                                                        FORM OF GUARANTY

C                                                                                        FORM OF MORTGAGE

D                                                                                       FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE

E                                                                                         FORM OF REVOLVING CREDIT NOTE

F                                                                                         FORM OF SECURITY AGREEMENT

G                                                                                        FORM OF PARENT PLEDGE AGREEMENT

H                                                                                       FORM OF REQUEST FOR BANKER’S ADVANCE

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, made as of the 30th day of December, 2003, by and between INTERACTIVE HEALTH LLC, a Delaware limited liability company (herein called “Company”) and COMERICA BANK, a Michigan banking corporation, of Detroit, Michigan (herein called “Bank”).

RECITALS

A.                                   Company desires to obtain certain credit facilities from Bank.

B.                                     Bank is willing to extend such credit to Company on the terms and conditions herein set forth.

NOW, THEREFORE, Bank and Company agree as follows:

1.                                       DEFINITIONS

For the purposes of this Agreement the following terms will have the following meanings:

“Acceptance” shall mean a draft drawn by Company on Bank and accepted and discounted by Bank pursuant to the terms, conditions and procedures set forth in this Agreement.

“Acceptance Commission Rate” shall mean, in respect of any Acceptance created and discounted pursuant to this Agreement, a rate equal to two percent (2.0%) per annum.

“Acceptance Discount Rate” shall mean, with respect to the discount of any Acceptance created hereunder on any day (which must be a Business Day), a per annum rate equal to the sum of (i) three percent (3.0%), plus (ii)  rate determined by Bank to be the rate available to Bank on such Business Day for discounting prime eligible bankers’ acceptances having a similar tenor to the proposed Acceptance to be created and discounted on such day.

“Acceptance Maximum Amount” shall mean Twenty Million Dollars ($20,000,000).

“Acceptance Obligation” shall mean, at any particular time, the obligations of the Company under each Acceptance to pay the amount of each Acceptance, together with all other sums, fees, charges and other amounts which may be owing to the Bank with respect to each Acceptance or with respect to the related Time Draft Letter of Credit to the extent not already paid by the Company.

“Account” shall have the meaning assigned to it in the Michigan Uniform Commercial Code on the date of this Agreement.

“Account Debtor” shall mean the party who is obligated on or under any Account.

“Advance” shall mean a borrowing requested by Company and made by Bank under Section 2 of this Agreement, including any refunding or conversions of such borrowings pursuant to Section 2.7 hereof, and shall include a Eurodollar-based Advance and a Prime-based Advance.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Alternate Base Rate” shall mean for any day a rate per annum (rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the Federal Funds Effective Rate in effect on such day plus one percent (1%).

“Applicable Commercial L/C Issuance Fee” shall mean the issuance fee applicable to each Commercial Letter of Credit issued in accordance with Section 4.8(a)(iii)(x) hereof in an amount equal to the greater of (i) one tenth of one percent (.10%) of the face amount of each such Commercial Letter of Credit and (ii) Ninety Five Dollars ($95.00).

“Applicable Commercial L/C Negotiation Fee” shall mean the fee payable in accordance with Section 4.8(a)(iii)(y) hereof in an amount equal to the greater of (i) one eighth of one percent (.125%) of the face amount of each such Commercial Letter of Credit and (ii) One Hundred Dollars ($100.00).

“Applicable Commitment Fee Rate” shall mean as of any date of determination, the commitment fee rate determined in accordance with the provisions of Section 5.7 and Schedule 5.7.

“Applicable Eurodollar Margin” shall mean as of any date of determination with respect to the Revolving Credit Note, the interest rate margin determined in accordance with the provisions of Section 5.7 and Schedule 5.7.

“Applicable Interest Rate” shall mean the Eurodollar-based Rate or the Prime-based Rate, as selected by Company from time to time subject to the terms and conditions of this Agreement.

“Applicable L/C Commission Rate” shall mean as of any date of determination with respect to any Standby Letters of Credit, the annual commission rate determined in accordance with the provisions of Section 5.7 and Schedule 5.7.

“Applicable Prime-based Margin” shall mean as of any date of determination and with respect to the Revolving Credit Note, the interest rate margin determined in accordance with the provisions of Section 5.7 and Schedule 5.7.

“Asset Sale” shall mean the sale, transfer, lease or other disposition by the Company or any Subsidiary of any asset (other than stock or other ownership interests of any Subsidiary) to any Person (other than to the Company or any Guarantor), other than sales, transfers or other dispositions of Inventory in the ordinary course of business and sales or other dispositions of assets that have been damaged, become obsolete or are no longer useable.

“Borrowing Base” shall mean as of any date of determination, the sum of (a) eighty-five percent (85%) of the Eligible Accounts, plus (b) the lesser of (i) seventy-five percent (75%) of Eligible Inventory and (ii) the amount determined pursuant to clause (a) hereof, provided, however that the Borrowing Base shall be determined on the basis of the most recent Borrowing Base Certificate, and provided further that the amount determined as the Borrowing Base shall be subject, without duplication, to any reserves for contras/offsets, drop ship receivables, potential offsets due to customer deposits, discount arrangements approved by Bank, chargebacks, disputed accounts (or potential chargebacks or disputed accounts), and such other reserves as reasonably established by the Bank from time to time, including, without limitation any reserves or other adjustments established by the Bank on the basis of any subsequent collateral audits conducted hereunder, provided, however, that (i) the Bank shall give the Company ten (10) days prior written notice of any new reserves to be established and (ii) the Bank shall not establish any reserves for inventory-in-transit.

“Borrowing Base Certificate” shall mean a Borrowing Base certificate substantially in the form of Exhibit “A”, executed by an authorized representative of the Company.

“Business Day” shall mean any day on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, London and New York.

“Capital Expenditures” shall mean, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a Consolidated balance sheet of such Person and its Subsidiaries including, without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of the lessee or obligor thereunder would be required by GAAP to be capitalized and shown as liabilities on the balance sheet of such lessee or obligor.

“Capitalized Lease” shall mean any lease of any property (whether real, personal or mixed) by any Person as lessee which, in conformity with GAAP, is, or is required to be accounted for as a capital lease on the balance sheet of such Person, together with any renewals of such leases (or entry into new leases) on substantially similar terms.

“Closing Date” shall mean the date on which the Bank notifies the Company that the conditions specified in Article 6 hereof have been satisfied.

“Collateral” shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Bank is or has been granted or arises or has arisen,

under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.

“Commercial Letters of Credit” shall mean the commercial documentary letters of credit issued by the Bank for the account of the Company for the purchase of goods in the ordinary course of business.

“Consolidated” or “Consolidating” shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated or combined, as applicable, basis in accordance with GAAP. Unless otherwise specified herein, references to Consolidated financial statements or data of Holdings or the Company shall be deemed to mean the financial statements and data of Holdings in consolidation with its Subsidiaries in accordance with GAAP.

“Consolidated Net Income” shall mean the net income (or loss) of Holdings and its Consolidated Subsidiaries for any period determined in accordance with GAAP.

“Debt” shall mean as to any Person, without duplication (a) all Funded Debt of a Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by such Person, and (e) all Off-Balance Sheet Liabilities.

“Default” shall mean any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

“EBITDA” shall mean for any period of determination, Consolidated Net Income for the applicable period plus, without duplication and only to the extent deducted in determining Consolidated Net Income, (i) depreciation and amortization expense for such period, (ii) Interest Expense for such period, (iii) Income Taxes for such period, (iv) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business and inventory write up), and (v) such other amounts as set forth in Schedule 1.1 of this Agreement, all as determined in accordance with GAAP.

“Effective Date” shall mean December 30, 2003.

“Eligible Account” shall mean an Account which has been included in a Borrowing Base Certificate to determine the Borrowing Base, and as to which Account the following is true and accurate as of the time it was utilized to determine the Borrowing Base:

(a)                                  such Account arose in the ordinary course of the business of the Company out of either (i) a bona fide sale of Inventory (as defined in the UCC) by Company, and in such case such Inventory has in fact been shipped to the appropriate Account Debtor or the sale has otherwise been consummated in accordance with such order, or (ii) services performed by Company under an enforceable contract (written or oral), and in such case such services have in fact been performed for the appropriate Account Debtor in accordance with such contract;

(b)                                 such Account represents a legally valid and enforceable claim which is due and owing to Company by such Account Debtor and for such amount as is represented by the Company to Bank in the applicable Borrowing Base Certificate;

(c)                                  it is evidenced by an invoice (i) dated not later than five (5) Business Days after the date of shipment of the related Inventory giving rise to such Account or (ii) dated as of such other date as may have been mutually agreed to by the Company and the Account Debtor in the ordinary course of business (provided however, that in any event the Company shall invoice at least monthly for services performed) and not more than sixty (60) days have passed since the invoice date corresponding to such Account;

(d)                                 the unpaid balance of such Account as represented by the Company to Bank in the applicable Borrowing Base Certificate is not subject to any defense, counterclaim, setoff, contra account, credit, allowance or adjustment by the Account Debtor because of returned, inferior or damaged Inventory or services, or for any other reason, except for customary discounts allowed by the Company in the ordinary course of business for prompt payment, and, to the extent there is any agreement between the Company, the related Account Debtor and any other person, for any rebate, discount, concession or release of liability in respect of such Account, in whole or in part, the amount of such rebate, discount, concession or release of liability shall be excluded from the Borrowing Base;

(e)                                  the transactions leading to the creation of such Account comply with all applicable local, state and federal laws and regulations of the jurisdiction in which such Account was created where the failure to comply therewith could reasonably be expected to materially impair the collectibility of such Account;

(f)                                    the Company has granted to the Bank pursuant to or in accordance with the Loan Documents (except to the extent not required to do so thereunder) a perfected security interest in such Account prior in right to all other persons or entities and such Account has not been sold, transferred or otherwise assigned or encumbered by Company, as applicable, to any person or entity other than pursuant to or in accordance with the Loan Documents or this Agreement;

(g)                                 it is not owing by an Account Debtor who, as of the date of determination, has failed to pay twenty-five percent (25%) or more of the aggregate amount of their respective Accounts arising from the sale of Inventory owing to Company (i) within 75 (75) days since the original invoice date with respect to any Accounts owing by The Sharper Image or (ii) within sixty (60) days since the original invoice date with respect to all other Accounts;

(h)                                 such Account is not represented by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, except any such as has been endorsed and delivered by Company pursuant to or in accordance with the Loan Documents or this Agreement on or prior to such Account’s inclusion in any applicable Borrowing Base Certificate;

(i)                                     the Company has not received, with respect to such Account, any notice of the death of the related Account Debtor or any general partner thereof, nor of the dissolution, liquidation, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, such Account Debtor; and

(j)                                     the Account Debtor on such Account is not:

(i)                                     an Affiliate or a Subsidiary of the Company;

(ii)                                  the United States of America or any department, agency, or instrumentality thereof (unless the Company has complied with the provisions of the Federal Assignment of Claims Act);

(iii)                               a citizen or resident of any jurisdiction other than one of the United States; or

(iv)                              an Account Debtor whose obligations the Bank, acting in its commercially reasonable judgment, has notified the Company are not deemed to constitute an Eligible Account because the collectibility of such Account is or will be impaired.

(k)                                  such Account satisfies any other eligibility criteria reasonably established from time to time by the Bank.

Any Account which is at any time an Eligible Account but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

“Eligible Inventory” shall mean Inventory of Company which meets each of the following requirements:

(a)                                  it (i) is subject to a perfected lien in favor of Bank and (ii) is not subject to any other assignment, claim or lien;

(b)                                 it is saleable;

(c)                                  it is in the possession and control of Company and it is stored and held in facilities owned by Company or, if such facilities are not so owned, Bank is in possession of a landlord agreement, bailee agreement or other collateral access agreement satisfactory to Bank with respect thereto, or it constitutes In Transit Inventory;

(d)                                 it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

(e)                                  it is not subject to any agreement which would restrict Bank’s ability to sell or otherwise dispose of such Inventory;

(f)                                    it is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code;

(g)                                 it is not held by Company on consignment;

(h)                                 it is not work-in-progress inventory;

(i)                                     it is not “in transit” to the Company, unless such “in transit” inventory constitutes “In Transit Inventory” as defined herein; and

(j)                                     Bank shall not have determined in its sole discretion, all in accordance with ordinary and customary asset-based lending standards, that it is unacceptable due to age, type, category, quality, quantity and/or any other reason whatsoever.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

“Environmental Laws” shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of the environment or any hazardous or toxic substances of any nature, including but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Federal Superfund Amendments and Reauthorization Act of 1986, each as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

“Eurodollar-based Advance” shall mean an Advance which bears interest at the Eurodollar-based Rate.

“Eurodollar-based Rate” shall mean a per annum interest rate which is the Applicable Eurodollar Margin plus the quotient of:

(a)                                  the per annum interest rate at which Bank’s Eurodollar Lending Office offers deposits to prime banks in the eurodollar market in an amount comparable to the relevant Eurodollar-based Advance and for a period equal to the relevant Interest Period at approximately the time Company requests such Advance on the first day of such Interest Period; divided by

(b)                                 a percentage equal to 100% minus the maximum rate on such date at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category;

all as conclusively determined by Bank, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

“Eurodollar Lending Office” shall mean Bank’s office located at Grand Cayman, British West Indies or such other branch of Bank, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by notice to Company.

“Event of Default” shall mean any of the events of default specified in Section 10 hereof.

“Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Bank from three Federal funds brokers of recognized standing selected by it.

“Funded Debt” of any Person shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such Person and which are the functional equivalent of indebtedness for borrowed money, (d) all liabilities secured by any liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, in each case determined in accordance with GAAP; provided however that so long as such Person is not personally liable for such liabilities, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by such Person prior to the occurrence of a termination event with respect thereto.

“Funded Debt to EBITDA Ratio” shall mean as of any date of determination the ratio of (i) total Funded Debt of Holdings and its Consolidated Subsidiaries as determined in accordance with GAAP as of such date of determination, to (ii) EBITDA for the four preceding fiscal quarters ending on such date of determination.

“GAAP” shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied.

“Governmental Obligations” means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

“Guarantee Obligations” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing person in respect of any obligation of another Person (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, counter indemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Company in good faith.

“Guarantors” shall mean each Subsidiary which is required to guarantee the obligations of the Company hereunder and under the other Loan Documents, and “Guarantor” shall mean any one of them.

“Guaranty” shall mean that certain guaranty of all outstanding Indebtedness by the Guarantors (whether by execution thereof or by execution of a joinder agreement thereto) in substantially the form to be attached as Exhibit “B” hereto on or prior to the Closing Date.

“Hazardous Materials” shall mean and include any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Environmental Laws.

“Hedging Transaction” means each interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by the Company from time to time, but only for risk management purposes and not for speculative purposes.

“Holdings” shall mean Interactive Health, Inc., a Delaware corporation.

“Income Taxes” shall mean for any period the aggregate amount of taxes based on income or profits for such period of the operations of Holdings and its Subsidiaries, determined in accordance with GAAP on a Consolidated basis.

“Indebtedness” shall mean all loans, advances, indebtedness, obligations and liabilities of Holdings, Company and their respective Subsidiaries to Bank under this Agreement or any of the other Loan Documents or under any hedging agreements with the Bank, together with all other indebtedness, obligations and liabilities whatsoever of Holdings, Company and their respective  Subsidiaries to Bank arising under or in connection with this Agreement or any of the other Loan Documents, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

“Intercompany Loan” shall mean any loan (or advance in the nature of a loan) by the Company to any Guarantor, or by any Guarantor to the Company or to any other Guarantor, provided that each such loan or advance is subordinated in right of payment and priority to the Indebtedness on terms and conditions satisfactory to Bank.

“Intercompany Loans or Investments” shall mean any Intercompany Loan or any investment (including without limitation any guaranty of obligations or indebtedness to third parties) by Company in or to any Guarantor, or by any Guarantor in or to the Company or any other Guarantor.

“Intercompany Note” shall mean any promissory note issued or to be issued by the Company or any Subsidiary to evidence an Intercompany Loan in form and substance satisfactory to Bank.

“Interest Coverage Ratio” shall mean as of any date of determination, a ratio of (i) EBITDA for the four preceding fiscal quarters ending on such date of determination to (ii) Interest Expense for such period.

“Interest Expense” shall mean for any period consolidated cash interest expense of Holdings and its Subsidiaries (including that attributable to Capitalized Leases) determined in accordance with GAAP.

“Interest Period” shall mean a period of one (1), two (2), three (3) or six (6) months as selected by Company pursuant to the provisions of this Agreement commencing on the day a

Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 2.6.

“In Transit Inventory” shall mean (i) Inventory of the Company (A) which is in transit to the Company at sea or by inland waterway to or at a port in the United States so long as, with respect to such Inventory, the Bank shall have been named loss payee on the Company’s [Ocean Cargo Marine or other applicable] insurance policy, the applicable bill of lading shall run to the order of the Bank and shall promptly be furnished to the applicable freight forwarder and the applicable freight forwarder shall have delivered in favor of the Bank an acknowledgment and lien waiver agreement in form and substance satisfactory to the Bank, and (B) as to which the purchase of such Inventory from the applicable trade supplier was financed through the issuance of a Commercial Letter of Credit and/or the creation of an Acceptance under this Agreement; and (ii) Inventory of the Company which was initially In Transit Inventory under clause (i) above and is subsequently in transit from the port to the Company’s warehouse located at 3030 Walnut Avenue, Long Beach, California (or such other location as may be designated by the Company and approved by the Bank from time to time), aboard trucks or other transport vehicles within the United States owned or leased by the Company or by a common carrier that has delivered in favor of the Bank an acknowledgment and lien waiver agreement in form and substance satisfactory to Bank.

 “Inventory” shall have the meaning assigned to it in the Michigan Uniform Commercial Code on the date of this Agreement.

“Investor Subdebt Documents” shall mean and include the Securities Purchase Agreement and the promissory note(s) issued thereunder, together with any and all other documents, instruments and certificates executed and delivered pursuant thereto, as the same may be amended, modified or supplemented from time to time in compliance with the terms of this Agreement.

“Investor Subdebt Purchasers” shall mean the initial purchaser(s) of the notes issued pursuant to the Securities Purchase Agreement and their permitted successors and assigns.

“Investor Subordinated Debt” shall mean unsecured Debt obtained by the Company from the Investor Subdebt Purchasers, provided that such Debt shall be subordinated in right of payment and priority to the Indebtedness pursuant to the Investor Subordination Agreement.

“Investor Subordination Agreement” shall mean the Subordination Agreement to be dated on or prior to the Closing Date, among J.H. Whitney Mezzanine Fund, L.P., Whitney Private Debt Fund, L.P., GreenLeaf Capital, L.P., Whitney V, L.P., the Company, Holdings and the Guarantors in favor of the Bank, as amended from time to time.

“Letter(s) of Credit” shall mean, collectively, the Standby Letters of Credit, Commercial Letters of Credit and Wells Fargo Letters of Credit issued by Bank upon the request and application of Company and for the account of Company.

“Letter of Credit Agreement” shall mean, in respect of each Letter of Credit, the application and related documentation satisfactory to Bank of the Company requesting Bank to issue a Letter of Credit hereunder, and all amendments thereto.

“Letter of Credit Maximum Amount (Commercial)” shall mean Twenty Million Dollars ($20,000,000).

“Letter of Credit Maximum Amount (Standby)” shall mean Two Million Five Hundred Thousand Dollars ($2,500,000).

“Letter of Credit Maximum Amount (Wells Fargo)” shall mean Fifteen Million Dollars ($15,000,000).

“Letter of Credit Reserve” shall mean as of any date of determination, an amount equal to the aggregate undrawn principal amount of all issued, outstanding and unexpired Letters of Credit issued by Bank for the account of Company under and pursuant to this Agreement and the amount of all draws under Letters of Credit paid by Bank and not reimbursed by Company or accepted by Bank under Section 3 hereof.

“Loan Documents” shall mean collectively, this Agreement, the Revolving Credit Note, the Security Agreement, the Mortgages, the Guaranty, the Parent Pledge Agreement and any other instruments or agreements executed at any time pursuant to or in connection with any such documents, and any and all amendments, renewals, replacements, substitutions, extensions or other modifications of any of the foregoing.

“Loan Parties” shall mean collectively the Holdings, Company and any or all of the Guarantors, and “Loan Party” shall mean any one of them, as the context indicates or otherwise requires.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or financial condition of  Holdings and its Subsidiaries taken as a whole, (b) the ability of  Holdings, Company and the Guarantors to perform their respective obligations under this Agreement, the Revolving Credit Note (if issued) or any other Loan Document to which any of them is a party, or (c) the validity or enforceability of this Agreement, the Revolving Credit Note (if issued) or any of the other Loan Documents or the rights or remedies of the Bank hereunder or thereunder.

“Mortgage(s)” shall mean the mortgage in substantially the form to be annexed hereto as Exhibit “C”, on or prior to the Closing Date pursuant to which Company grants to Bank first priority mortgage on the real property described therein, as the same may be amended or otherwise modified from time to time.

“Off-Balance Sheet Liability(ies)” of a Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivables sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of but which does not constitute a liability on the balance sheets of such person.

“Parent Pledge Agreement” shall mean the Pledge Agreement and Guaranty from Holdings to Bank in substantially the form to be annexed hereto as Exhibit “G”, on or prior to the Closing Date, pursuant to which Holdings pledges to Bank all of the issued and outstanding shares of stock of Company, as the same may be amended or otherwise modified from time to time.

“Permitted Acquisition” shall mean any acquisition by the Company or any Subsidiary of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or shares of stock or other ownership interests of another Person which satisfies and/or is conducted in accordance with the following requirements:

(a)                                  Such acquisition is of a business or Person engaged in a line of business which is compatible with, or complementary to, the business of the Company;

(b)                                 If such acquisition is structured as a stock acquisition, then the Person so acquired shall either (X) become a wholly-owned Subsidiary of Company or of a Guarantor and Company shall comply, or cause such Guarantor to comply, with Section 8.16 hereof (if applicable) or (Y) such Person shall be merged with and into Company or a Guarantor (with Company or such Guarantor being the surviving entity);

(c)                                  If such acquisition is structured as the acquisition of assets, such assets shall be acquired by Company or a Guarantor;

(d)                                 Company shall have delivered to the Bank not less than fifteen (15) nor more than ninety (90) days prior to the date of such acquisition, notice of such acquisition together with Pro Forma Projected Financial Information, copies of all material documents relating to such acquisition, and historical financial information (including income statements, balance sheets and cash flows) covering at least two (2) complete fiscal years of the acquisition target, if available, prior to the effective date of the acquisition or the entire credit history of the acquisition target, whichever period is shorter, in each case in form and substance reasonably satisfactory to the Bank, and the Bank shall, within five (5) Business Days of receipt of such Pro Forma Projected Financial Information, give notice to the Company that such information is acceptable or unacceptable, and in the event that the Bank, in its sole and reasonable discretion, deems such information unacceptable, the Bank shall provide the Company with a statement explaining the basis for this determination;

(e)                                  Both immediately before and after such acquisition no Default or Event of Default shall have occurred and be continuing and, giving effect to the Pro Forma Projected Financial Information, no Default or Event of Default shall have occurred and be continuing;

(f)                                    The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the shares of stock or other ownership interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved;

(g)                                 All governmental, quasi-governmental, agency, regulatory or similar licenses, authorizations, exemptions, qualifications, consents and approvals necessary or appropriate under any laws applicable to Company or any of its Subsidiaries, or the acquisition target for or in connection with the proposed acquisition and all necessary or appropriate non-governmental and other third-party approvals which, in each case, are material to such acquisition shall have been obtained, and all necessary or appropriate declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other person have been made, and evidence thereof satisfactory in form and substance to the Bank shall have been delivered, or caused to have been delivered, by Company to the Bank;

(h)                                 There are no actions, suits or proceedings pending or, to the knowledge of Company threatened against or affecting the acquisition target in any court or before or by any governmental department, agency or instrumentality, an adverse decision in which would materially adversely affect the financial condition of the acquisition target or the ability of the target company to enter into or perform its obligations in connection with the proposed acquisition, nor are any actions, suits, or proceedings pending, or to the knowledge of the Company threatened against the Company or any of its Subsidiaries which would materially adversely affect the ability of the Company or any of its Subsidiaries to enter into or perform their respective obligations in connection with the proposed acquisition; and

(i)                                     The purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, with respect thereto, including the amount of Funded Debt assumed or to which such assets, businesses or business or ownership interests or shares, or any Person so acquired is subject (and including payments made or to be made under any non-compete agreements), (X) is less than Four Million Dollars ($4,000,000), (Y) when added to the purchase price for each other acquisition consummated hereunder during the same fiscal year as a Permitted Acquisition, does not exceed Eight Million Dollars ($8,000,000) and (Z) when added to the purchase price for each other acquisition consummated hereunder during the life of this agreement as a Permitted Acquisition, does not exceed Twenty Million Dollars ($20,000,000).

“Permitted Investments” shall mean with respect to any Person:

(a)                                  Governmental Obligations;

(b)                                 Obligations of a state of the United States, the District of Columbia or any possession of the United States, or any political subdivision thereof, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

(c)                                  Banker’s acceptances, commercial accounts, demand deposit accounts, money market accounts, certificates of deposit, or depository receipts issued by or maintained with any bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance

Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by the Company or any of the Subsidiaries in the ordinary course of business;

(d)                                 Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

(e)                                  Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

(f)                                    Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above.

“Permitted Liens” shall mean with respect to any Person:

(a)                                  liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that provision for the payment of all such taxes has been made on the books of such Person as may be required by GAAP consistently applied;

(b)                                 mechanics’, materialmen’s, banker’s, carriers’, warehousemen’s and similar liens and encumbrances arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens and encumbrances shall have been duly suspended; and (ii) such provision for the payment of such liens and encumbrances has been made on the books of such Person as may be required by GAAP, consistently applied;

(c)                                  liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens shall have been duly suspended; and (ii) such provision for the payment of such liens has been made on the books of such Person as may be required by GAAP, consistently applied;

(d)                                 (i) liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made on the books of such Person as may be required by GAAP, consistently applied;

(e)                                  any attachment or judgment lien not constituting an Event of Default under Section 10.1(i) hereof;

(f)                                    leases or subleases of real property interests granted to others in the ordinary course of business and not materially interfering with the business of Company and its Subsidiaries; and

(g)                                 minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, or any interest of any lessor or sublessor under any lease permitted hereunder, which in each case does not materially interfere with the business of such Person.

“Person” or “person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

“Prime Rate” shall mean the per annum interest rate established by Bank as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

“Prime-based Advance” shall mean an Advance which bears interest at the Prime-based Rate.

“Prime-based Rate” shall mean for any day a per annum interest rate which is the sum of the Applicable Prime-based Margin, plus the greater of (i) the Prime Rate or (ii) the Alternate Base Rate.

“Pro Forma Projected Financial Information” shall mean, as to any proposed acquisition, a statement executed by the Company (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition, and pro forma combined projected financial information for Holdings, the Company and their respective Subsidiaries and the acquisition target (if applicable), consisting of projected balance sheets as of the proposed effective date of the acquisition or the closing date thereof and as of the end of at least the next succeeding three (3) fiscal years of the Company following the acquisition and projected statements of income and cash flows for each of those years, including sufficient detail to permit calculation of the amounts and the ratios described in Sections 8.10, 8.11 and 9.7 hereof, as projected as of the effective date of the acquisition and for those fiscal years and accompanied by (i) a statement setting forth a calculation of the ratios and amounts so described, (ii) a statement in reasonable detail specifying all material assumptions underlying the projections and (iii) such other information as the Bank shall reasonably request.

“Rating Agency” shall mean Moody’s Investor Services, Inc., Standard and Poor’s Ratings Services, their respective successors or any other nationally recognized statistical rating organization which is acceptable to the Bank.

“Reimbursement Obligations” shall mean the aggregate amount of all unreimbursed drawings under all Letter of Credit Agreements together with all other sums, fees, charges and amounts which may be owing to Bank under such Letter of Credit Agreement or this Agreement relating to Letters of Credit.

“Request for Advance” shall mean a Request for Advance issued by Company under this Agreement in the form annexed to this Agreement as Exhibit “D”.

“Request for Banker’s Acceptance” shall mean a Request for Banker’s Acceptance in the form annexed to this Agreement as Exhibit “H”, issued by Company to Bank under Section 3 of this Agreement and requesting that Bank create and discount an Acceptance under and pursuant to the terms of this Agreement.

“Revolving Credit” shall mean the revolving credit loan to be advanced by the Bank pursuant to Section 2 hereof in an aggregate amount not to exceed at any one time outstanding the Revolving Credit Aggregate Commitment.

“Revolving Credit Aggregate Commitment” shall mean Twenty Million Dollars ($20,000,000), subject to reduction or termination under Section 2 hereof.

“Revolving Credit Maturity Date” shall mean December 31, 2006.

“Revolving Credit Note” shall mean the Revolving Credit Note described in Section 2.1 hereof made by Company to Bank in the form annexed hereto as Exhibit “E”, as may be amended or modified from time to time.

“Securities Purchase Agreement” shall mean the Securities Purchase Agreement dated August 22, 2003, among J.H. Whitney Mezzanine Fund, L.P., Whitney Private Debt Fund, L.P., Greenleaf Capital, L.P., Whitney V, L.P., the Note Purchasers (as defined therein) and the Management Purchasers (as defined therein), Holdings and the Company, as amended, subject to the terms hereof, from time to time.

“Security Agreement” shall mean the Security Agreement executed and delivered by Company and each domestic Subsidiary to Bank in substantially the form to be annexed hereto as Exhibit “F” on or prior to the Closing Date, as may be amended or otherwise modified from time to time.

“Sight Draft Letter of Credit” shall mean a Commercial Letter of Credit providing for payment  of sight drafts when presented for honor in accordance with the terms thereof and when accompanied by documents complying with the terms thereof.

“Standby Letter of Credit” shall mean the irrevocable standby Letters of Credit pursuant to which the Bank agrees to make payments for the account of the Company in respect of obligations of the Company incurred pursuant to contracts made or performance undertaken or to be undertaken or matters relating to contracts to which the Company is or proposes to become a party in the ordinary course of the Company’s business.

“Subordinated Debt” shall mean (a) the Investor Subordinated Debt and (b) any other Debt of Holdings, Company or any Subsidiary which has been subordinated in right of payment and priority to the Indebtedness, all on terms and conditions satisfactory to the Bank.

“Subordinated Debt Documents” shall mean and include (a) the Investor Subdebt Documents, and (b) any other documents evidencing any other Subordinated Debt, in each case, as the same may be amended or otherwise modified from time to time in compliance with the terms of this Agreement.

“Subordinated Notes” shall mean the (a) the promissory notes issued by the Company to the Investor Subdebt Purchasers pursuant to the Investor Subdebt Documents and (b) any other notes or instruments evidencing Subordinated Debt as the same may be amended, modified or supplemented from time to time in compliance with the terms of this Agreement.

“Subordination Agreements” shall mean, collectively, the Investor Subordination Agreement and any other subordination agreement entered into from time to time in connection with any other Subordinated Debt.

“Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to the Subsidiary(ies) of the Company.

“Time Draft Letter of Credit” shall mean a Commercial Letter of Credit providing for acceptance by the Bank of time drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by documents complying with the terms thereof.

“Wells Fargo Letters of Credit” shall mean the standby Letters of Credit issued by the Bank on the Closing Date to support the Wells Fargo L/Cs.

“Wells Fargo L/Cs” shall mean the letters of credit previously issued by Wells Fargo for the account of the Company, in the amounts and with expiry dates as set forth in Schedule 1.2 hereof.

“Whitney” shall mean, collectively, Whitney V Management Co., LLC and Whitney Mezzanine Management Company, LLC.

2.                                       REVOLVING CREDIT

2.1                                 Revolving Credit Commitment.  Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 and Article 6 hereof), Bank agrees to make

Advances to Company at any time and from time to time until the Revolving Credit Maturity Date, in aggregate amount not to exceed at any one time outstanding the Revolving Credit Aggregate Commitment.  All of the Advances under this Section 2 shall be evidenced by the Revolving Credit Note, under which Advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement.

2.2                                 Accrual of Interest and Maturity.  The Revolving Credit Note, and all principal and interest outstanding thereunder, shall mature on the Revolving Credit Maturity Date and each Advance from time to time outstanding thereunder shall bear interest at its Applicable Interest Rate. The amount and date of each Advance, its Applicable Interest Rate, its Interest Period, if applicable, and the amount and date of any repayment shall be noted on Bank’s records, which records will be conclusive evidence thereof absent manifest error.

2.3                                 Requests For Advance.  Company may request an Advance under this Section 2 upon the delivery to Bank of a Request for Advance executed by an authorized officer of Company, subject to the following:

(a)                                  each such Request for Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit “D”;

(b)                                 each such Request for Advance shall be delivered to Bank by 11:00 a.m. (Detroit time) on the proposed date of Advance with respect to Prime-based Advances, and by 11:00 a.m. (Detroit time) three (3) Business Days prior to the proposed date of Advance with respect to Eurodollar-based Advances;

(c)                                  the principal amount of any Eurodollar-based Advance, plus the amount of any outstanding Advances to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be at least $100,000 or any larger amount in $25,000 increments;

(d)                                 on the proposed date of such Advance, after giving effect to all Advances and Letters of Credit and Acceptances requested on that day, the principal amount of such Advance, plus the aggregate amount of all other outstanding Advances under this Section 2 (including, without duplication, any deemed Advances funded by Bank under Sections 3.5 and 4.3 in respect of the Company’s reimbursement obligations thereof) plus the Letter of Credit Reserve, plus the aggregate unpaid face amount of all outstanding Acceptances shall not exceed the Revolving Credit Aggregate Commitment;

(e)                                  on the proposed date of such Advance, after giving effect to all Advances and Letters of Credit and Acceptances requested on that day, the principal amount of such Advance, plus the aggregate amount of all other outstanding Advances under this Section 2 (including, without duplication, any deemed Advances funded by Bank under Sections 3.5 and 4.3 in respect of the Company’s reimbursement obligations thereof), plus the Letter of Credit Reserve with respect to Standby Letters of Credit and Wells Fargo Letters of Credit only, plus the aggregate unpaid face amount of all outstanding Acceptances shall not exceed the lesser of the then applicable (i) Revolving Credit Aggregate Commitment and (ii) Borrowing Base;

(f)                                    a Request for Advance, once delivered to Bank, shall not be revocable by Company;

(g)                                 each Request for Advance shall constitute a certification by Company, as of the date thereof:

(i)                                     both before and after such Advance, the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents to which such Persons are parties are valid, binding and enforceable obligations of such Persons;

(ii)                                  all conditions to Advances of the Revolving Credit have been satisfied (including, without limitation, the delivery of the required Borrowing Base Certificate), and shall remain satisfied to the date of such Advance (both before and after giving effect to such Advance);

(iii)                               there is no Default or Event of Default in existence, and none will exist upon the making of such Advance (both before and after giving effect to such Advance);

(iv)                              the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Advance (both before and after giving effect to such Advance), other than any representation or warranty that expressly speaks only as of a different date; and

(v)                                 the execution of such Request for Advance will not violate the material terms and conditions of any material contract, agreement or other borrowing of Company.

Bank may, at its option, lend under this Section 2 upon the telephone request of an authorized officer of Company and, in the event Bank makes any such advance upon a telephone request, the requesting officer shall, if so requested by Bank, fax to Bank, on the same day as such telephone request, a Request for Advance in the form attached as Exhibit “D”. Company hereby authorizes Bank to disburse Advances under this Section 2 pursuant to the telephone instructions of any person purporting to be an authorized officer of Company and Company shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in clause (g) of this Section 2.3.

2.4                                 Sweep to Loan.  Subject to revocation by Bank upon the occurrence of any Default or Event of Default, the Company may utilize the Bank’s “Sweep to Loan” automated system for obtaining Advances and making periodic repayments, subject to the terms hereof. Each time an Advance is made using the “Sweep to Loan” system, the Company shall be deemed to have certified to the Bank of the matters set forth in clause (g) of Section 2.3. Bank may revoke the Company’s privilege to use the “Sweep to Loan” system upon the occurrence of any

Default or Event of Default and, immediately upon any such revocation, the “Sweep to Loan” system shall no longer be available to the Company for the funding of Advances hereunder (or otherwise) and the regular procedures set forth for the making of Advances shall be deemed immediately to apply.

2.5                                 Accrual of Interest; Interest Payments.  The Revolving Credit Note and the Advances thereunder shall bear interest from the date thereof on the unpaid principal balance thereof from time to time outstanding, at a rate per annum equal to the Prime-based Rate or the Eurodollar-based Rate, as the Company may elect subject to the provisions of this Agreement. With respect to Prime-based Advances, interest shall be payable quarterly in arrears on the first Business Day of each January, April, July and October, commencing on the first Business Day following the month during which such Advance is made, and at maturity (whether by acceleration or otherwise). With respect to Eurodollar-based Advances, interest shall be payable on the last day of each Interest Period applicable thereto, provided, however, if such Interest Period is longer than three months, interest shall be payable three months following the first day of such Interest Period (and at three month intervals thereafter) and on the last day of such Interest Period. Notwithstanding the foregoing, in the event and so long as any Event of Default shall exist, in the case of any Event of Default under Sections 10.1(a), 10.1(b) or 10.1(l), immediately upon the occurrence thereof, and in the case of all other Events of Default, from and after notice from Bank, interest shall be payable on demand, at a rate per annum equal to: (i) in the case of Prime-based Advances, two percent (2%) above the Prime-based Rate; and (ii) in the case of Eurodollar-based Advances, two percent (2%) above the rate which would otherwise be applicable under this Section 2.5 until the end of the then current Interest Period, at which time such Advance shall bear interest at the Prime-based Rate plus two percent (2%) per annum. Interest on all Eurodollar-based Advances shall be calculated on the basis of a 360 day year for the actual number of days elapsed. Interest on all Prime-based Advances shall be calculated on the basis of a 365 or 366 day year, as the case may be, for the actual number of days elapsed. The interest rate with respect to any Prime-based Advance shall change on the effective date of any change in the Prime-based Rate.

2.6                                 Interest Periods.  Each Interest Period for a Eurodollar-based Advance shall commence on the date such Eurodollar-based Advance is made or is converted from an Advance of another type pursuant to Section 2.7 hereof or on the last day of the immediately preceding Interest Period for such Eurodollar-based Advance, and shall end on the date one, two, three and six months thereafter, as the Company may elect as set forth below, subject to the following:

(a)                                  no Interest Period shall extend beyond the Revolving Credit Maturity Date; and

(b)                                 any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case, such Interest Period shall end on the immediately preceding Business Day and when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month.

The Company shall elect the initial Interest Period applicable to a Eurodollar-based Advance by its Request for Advance given to the Bank pursuant to Section 2.3 or by its notice of conversion given to the Bank pursuant to Section 2.7, as the case may be. Provided that no Default or Event of Default shall have occurred and be continuing, the Company may elect to continue an Advance as a Eurodollar-based Advance by giving irrevocable written, telephonic or telegraphic notice thereof to the Bank, before 11:00 a.m. on the last day of the then current Interest Period applicable to such Eurodollar-based Advance, specifying the duration of the succeeding Interest Period therefor. If the Bank does not receive timely notice of the election and the Interest Period elected by the Company, the Company shall be deemed to have elected to convert such Eurodollar-based Advance to a Prime-based Advance at the end of the then current Interest Period.

2.7                                 Conversion of Advances.  Provided that no Default or Event of Default shall have occurred and be continuing, the Company may, on any Business Day, convert any outstanding Advance into an Advance of another type in the same aggregate principal amount, provided that any conversion of a Eurodollar-based Advance shall be made only on the last Business Day of the then current Interest Period applicable to such Advance. If the Company desires to convert an Advance, it shall give the Bank written, telephonic or telegraphic notice, specifying the date of such conversion, the Advances to be converted, the type of Advance elected and, if the conversion is into a Eurodollar-based Advance, the duration of the first Interest Period therefor, which notice shall be given not later than 11:00 a.m. on the applicable date of conversion. Each notice of conversion described in this Section 2.7 shall constitute and include a certification by the Company as of the date hereof as to the matters set forth in clause (g) of Section 2.3.

2.8                                 Prepayment.

Company may prepay all or part of the outstanding balance of the Prime-based Advance(s) under the Revolving Credit Note at any time. Upon one (1) Business Day prior notice to Bank, Company may prepay all or part of any Eurodollar-based Advance, provided that the amount of any such partial prepayment shall be at least $100,000 and the unpaid portion of such Advance which is refunded or converted under Section 2.7 shall be subject to the limitations of Section 2.3(c) hereof. Any prepayment of a Prime-based Advance, or a Eurodollar-based Advance on the last day of the Interest Period therefor made in accordance with this Section shall be without premium, penalty or prejudice to Company’s right to reborrow under the terms of this Agreement. Any other prepayment shall be subject to the provisions of Section 5.1 hereof.

2.9                                 Reduction of Indebtedness.  If at any time and for any reason (a) the aggregate outstanding principal amount of Advances hereunder (including, without duplication, any deemed Advances funded by Bank under Sections 3.5 and 4.3 in respect of the Company’s reimbursement obligations thereof), plus the Letter of Credit Reserve, plus the aggregate unpaid amount of any outstanding Acceptances shall exceed the Revolving Credit Aggregate Commitment, or (b) the aggregate outstanding principal amount of Advances hereunder (including, without duplication, any deemed Advances funded by Bank under Section 3.5 and 4.3 in respect of the Company’s reimbursement obligations thereof), plus the Letter of Credit Reserve with respect to Standby Letters of Credit and Wells Fargo Letters of Credit only, plus the aggregate unpaid amount of any outstanding Acceptances shall exceed the lesser of the then applicable (i) Revolving Credit Aggregate Commitment and (ii) Borrowing Base, the Company shall immediately reduce any pending request for an Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, immediately repay an amount of the Indebtedness equal to such excess and, to the extent such Indebtedness consists of obligations arising in connection with any Acceptances or Letters of Credit, as applicable, provide cash collateral upon demand in an amount equal to the sum of (i) the maximum amount that may be available to be drawn at any time prior to the stated expiry of all applicable Letters of Credit, and (ii) the aggregate face amount of such outstanding Acceptances. The Company acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 5.1 hereof; provided, however, that the Company shall, in order to reduce any such prepayment costs and expenses, first prepay such portion of the Indebtedness then carried as a Prime-based Advance, if any.

2.10                           Optional Reduction or Termination of Revolving Credit Aggregate Commitment.  Provided that no Default or Event of Default has occurred and is continuing, Company may, upon at least five (5) Business Days’ prior written notice to Bank, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to at least One Million Dollars ($1,000,000); (ii) each reduction shall be accompanied by the payment of the commitment fee, if any, accrued to the date of such reduction attributable to the amount of such reduction; (iii) Company shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Advances, plus the Letter of Credit Reserve, plus the aggregate unpaid amount of outstanding Acceptances, exceeds the amount of the Revolving Credit Aggregate Commitment, taking into account the aforesaid reductions thereof, together with accrued but unpaid interest on the principal amount of such prepaid Advances to the date of prepayment; (iv) if the termination or reduction of the Revolving Credit Aggregate Commitment requires the prepayment of a Eurodollar-based Advance, the termination or reduction may be made only on the last Business Day of the then current Interest Period applicable to such Advance and (v) no reduction shall reduce the amount of the Revolving Credit Aggregate Commitment to an amount which is less than the sum of the aggregate undrawn amount of any Letters of Credit and unpaid Acceptances outstanding at such time. Reductions of the Revolving Credit Aggregate Commitment will not be available for reinstatement by or readvance to the Company and shall be permanent and irrevocable.

2.11                           Revolving Credit Commitment Fee.  From the Closing Date to the Revolving Credit Maturity Date, the Company shall pay to the Bank, a commitment fee quarterly in arrears commencing April 1, 2004 (in respect of the prior fiscal quarter or portion thereof), and on the first day of each fiscal quarter thereafter. The commitment fee payable to the Bank shall be determined by multiplying the Applicable Commitment Fee Rate times the average daily amount by which the Revolving Credit Aggregate Commitment then in effect exceeds the sum of (i) the aggregate principal amount of Advances outstanding from time to time during such period, (ii) the Letter of Credit Reserve during such period, and (iii) the aggregate face amount of all outstanding Acceptances during such period, calculated on a daily basis. The commitment fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the commitment fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next

Business Day. It is expressly understood that the commitment fees described in this Section shall not be refundable under any circumstances.

2.12                           Use of Proceeds.  Proceeds of Advances under the Revolving Credit Note shall be used solely for working capital purposes.

2.13                           Prime-based Advance in Absence of Election or Upon Default. If, (a) as to any outstanding Eurodollar-based Advance of the Revolving Credit, Bank has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, and does not receive a timely Request for Advance meeting the requirements of Section 2 hereof with respect to the refunding or conversion of such Advance, or (b) subject to Section 2.8 hereof, if on such day a Default or an Event of Default shall have occurred and be continuing, then the principal amount thereof which is not then prepaid in the case of a Eurodollar-based Advance shall be converted automatically to a Prime-based Advance and the Bank shall thereafter promptly notify the Company of said action.

3.                                       ACCEPTANCES

3.1                                 Acceptance Commitment.  Subject to the terms and conditions of this Agreement, Bank agrees, from time to time, to create and discount Acceptances for and on behalf of Company, in an aggregate amount for all Acceptances at any one time outstanding not to exceed the Acceptance Maximum Amount. Each Acceptance shall mature not later than the earliest to occur of (i) one hundred twenty (120) days from its date of creation; (ii) one hundred twenty (120) days from the date of issuance of the Time Draft Letter of Credit related to the Acceptance and (c) the Revolving Credit Maturity Date.

3.2                                 Drafts Eligible for Creation of Acceptances.  In addition to any other terms and conditions set forth in this Agreement, in order to be eligible for creation of an Acceptance by Bank under this Agreement, a draft must be in form and substance satisfactory to Bank. Acceptances shall be created at the request and for the account of Company, if, as of the date of creation of such Acceptance:

(a)                                  the face amount of the Acceptance requested, plus the unpaid portion of all other outstanding Acceptances, does not exceed the Acceptance Maximum Amount;

(b)                                 the face amount of the Acceptance requested, plus the aggregate principal amount of all outstanding and requested but not issued Advances (including, without duplication, any deemed Advances funded by Bank under Section 3.5 and 4.3 in respect of the Company’s reimbursement obligations thereof), plus the Letter of Credit Reserve, plus the aggregate unpaid face amount of all other outstanding Acceptances do not exceed the Revolving Credit Aggregate Commitment;

(c)                                  the face amount of the Acceptance requested, plus the aggregate principal amount of all outstanding and requested but not yet funded Advances, plus the Letter of Credit Reserve with respect to Standby Letters of Credit and the Wells Fargo Letters of Credit only, plus the aggregate unpaid face amount of all other Acceptances do not exceed the lesser of the then applicable (i) Revolving Credit Aggregate Commitment and (ii) Borrowing Base;

(d)                                 the obligations of Company set forth in this Agreement and the other Loan Documents are valid, binding and enforceable obligations of Company and the valid, binding and enforceable nature of this Agreement and the other Loan Documents has not been disputed by Company;

(e)                                  both immediately before and immediately after creation of the Acceptance requested, no Default or Event of Default exists;

(f)                                    the representations and warranties contained in this Agreement and the Loan Documents are true in all material respects as if made on such date;

(g)                                 Each Acceptance will, when created, be eligible for purchase or discount by Federal Reserve Banks within the meaning of Section 13 of the Federal Reserve Act (12 U.S.C. §372), as amended from time to time, or any successor act or code, and the applicable guidelines and regulations promulgated thereunder in effect from time to time (herein called the “Act”) and satisfy such other conditions as Bank may reasonably impose; and

(h)                                 Company shall have delivered a duly executed certificate to Bank certifying as to the matters set forth in Section 3.2(a) through (g) and acknowledging that the Bank shall be entitled to rely on such certification without any duty of inquiry.

3.3                                 Assurances.  (a)  The Company hereby guarantees and agrees that, if requested by the Bank, they will be able to give such assurances as are satisfactory and acceptable to any Federal Reserve Bank as to the genuineness and validity of the underlying transactions and the relationship between the Acceptance financing and such transaction as required by the Act.

(b)                                 Upon receipt by Company, Company shall promptly deliver to Bank, upon Bank’s request, a copy of the underlying contract(s), commercial invoice(s), any bill(s) of lading and other documentation as Bank may reasonably request or which the United States Government may request and which relate to any underlying trade transaction(s) to which an Acceptance relates.

(c)                                  Company agree to comply with all laws and regulations applicable to any and all drafts and Acceptances created, discounted or arising hereunder and any and all transactions to which such drafts and Acceptances relate, and Company shall indemnify Bank on demand and hold Bank harmless from any claim, loss, liability or expense (including, without limitation, all attorneys’ fees and expenses and the allocated costs of Bank’s in-house staff counsel) arising from any material violation of any such laws or regulations by Company, or in the event that any Acceptance created hereunder is found to be ineligible under the applicable regulations of the Board of Governors of the Federal Reserve System of the United States governing banker’s acceptance for purchase or discount.

(d)                                 Company hereby agrees to: (a) procure promptly any necessary licenses related to any Acceptance created hereunder; (b) comply with all governmental laws and regulations as Bank may at any time reasonably require; (c) to the extent that prudent business judgment and practice would dictate, keep such goods adequately covered at all times by insurance; and (d) pay any and all taxes related to the goods to which any Acceptance relates.

(e)                                  Bank shall be fully protected and indemnified in relying upon any instructions received from an authorized officer of Company, or any person purporting or representing himself to be an authorized officer, without any duty to confirm the identity of such person or to make any inquiry as to the genuineness of such instructions.  Bank shall not be liable for any errors, omissions, delays or interruptions in the transmission of any such instructions.  Bank may act upon any verbal instructions given by any authorized officer of Company, or by any person which Bank believes, in good faith, to be an authorized officer of Company.  All such verbal instructions to Bank shall be confirmed in writing by Company, either via first class  mail, postage prepaid, or telefax or telex transmission, in the form of a Request for Banker’s Acceptance  within three (3) Business Days of such verbal instructions.  In the event that any such verbal instructions differ in any respect from the written confirmation subsequently furnished to Bank, the verbal instructions shall govern as to all Acceptances created in accordance with such verbal instructions prior to the receipt of such written confirmation.  Bank’s determination of the contents of any verbal instructions shall be conclusive and binding upon Company, absent manifest error.  Company acknowledges that if Bank issues an Acceptance based on any telephonic, telefaxed or telexed request, confirmation or instructions, it shall be for Company’s convenience, and all risks involved in the use of such procedures shall be borne by Company, and Company expressly agrees to indemnify and hold Bank harmless therefor; provided, however, Bank shall have no duty to confirm the identity of anyone requesting or confirming a request for an Acceptance by telephone or telefax.

3.4                                 Discount Rate and Acceptance Commission Rate.  (a) The Company shall pay to Bank a per annum acceptance commission with respect to each Acceptance created pursuant hereto in an amount equal to the greater of (i) $125 or (ii) the Acceptance Commission Rate times the face amount of the respective draft relating to such Acceptance, payable upon the creation of such Acceptance.

(b)                                 The Company shall pay to Bank an acceptance discount commission with respect to each Acceptance created pursuant hereto in an amount equal to the greater of (i) $150 or (ii) the Acceptance Discount Rate times the face amount of such Acceptance, payable upon the creation and discounting of such Acceptance.

(c)                                  The fees described in clauses (a) and (b) above shall be (i) nonrefundable under all circumstances and (ii) calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the creation thereof to the stated expiration thereof. The amount of such acceptance or acceptance discount commission in respect of any Acceptance created hereunder may be paid, in Dollars, in immediately available funds, by Company to Bank or, alternatively, may be deducted from the amount otherwise payable by Bank to or in favor of Company upon Bank’s creation and discounting of such Acceptance, as the case may be.

3.5                                 Payment Obligation.  Company unconditionally agrees to repay Bank on the maturity date of each Acceptance or on such earlier date as may be required by the terms of this Agreement, an amount equal to the Acceptance Obligation with respect thereto, and all expenses paid or incurred by Bank relative thereto.  If any such amount is not paid when due in accordance with the terms thereof, Company shall be deemed to have requested a Prime-based Advance under the Revolving Credit in an amount equal to the amount of such Acceptance Obligation, as a substitute for its repayment obligation on such date.

3.6                                 Compliance with Laws.  Company agrees to comply with all laws and regulations applicable to any and all drafts and Acceptances created, discounted or arising hereunder and any and all transactions to which such drafts and Acceptances relate, and Company shall indemnify Bank and hold Bank harmless from any claim, loss, liability or expense (including, without limitation, reasonable attorneys’ fees and expenses and the allocated costs of Bank’s in-house staff counsel) arising from any material violation of any such laws or regulations by Company.

3.7                                 Acceptances Ineligible for Purchase or Discount.  In the event that any Acceptance is, for any reason whatsoever, deemed by Bank or any Federal Reserve Bank not to be eligible for purchase or discount under the Act or under any applicable regulations of the Board of Governors of the Federal Reserve System of the United States governing banker’s acceptances, Company hereby agrees to fully indemnify Bank, on demand, for any and all costs, expenses, damages and liabilities of any kind whatsoever incurred by Bank, directly or indirectly, as a result of such ineligibility, including, without limitation, any costs of maintaining reserves with respect to any such Acceptance and any costs and expenses incurred by Bank as a result of any illiquidity of the market for ineligible Acceptances.  A certificate as to such costs, expenses, damages and liabilities incurred by Bank shall be submitted to Company by Bank and shall be deemed to be conclusive and binding upon Company, absent manifest error.

4.                                       LETTERS OF CREDIT.

4.1                                 Letter of Credit Commitment.  (a)  Subject to the terms and conditions of this Agreement, Bank may, at any time and from time to time from and after the date hereof, until thirty (30) days prior to the Revolving Credit Maturity Date, upon the execution and/or delivery by Company unto Bank of a Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as Bank may reasonably require, issue Commercial Letters of Credit for the account of Company in favor of sellers of goods to the Company, in an aggregate face amount at any one time outstanding not to exceed $20,000,000.   Each Commercial Letter of Credit shall contain terms, conditions and provisions acceptable to Bank, in its sole discretion, shall be in a minimum face amount of Ten Thousand Dollars ($10,000) and shall be either a Sight Draft Letter of Credit or a Time Draft Letter of Credit.  No Commercial Letter of Credit shall have expiry date which extends beyond one hundred twenty (120) days from the date of issuance of such Letter of Credit, or ten (10) Business Days prior to the Revolving Credit Maturity Date, whichever first occurs.

(b)                                 Subject to the terms and conditions of this Agreement, Bank may, at any time and from time to time from and after the date hereof, until thirty (30) days prior to the Revolving Credit Maturity Date, upon the execution and/or delivery by Company unto Bank of a Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as Bank may reasonably require, issue Standby Letters of Credit for the account of Company, in an aggregate face amount at any one time outstanding not to exceed $2,500,000.   Each Standby Letter of Credit shall contain terms, conditions and provisions acceptable to Bank, in its sole discretion, and shall be in a minimum face amount of Ten Thousand Dollars ($10,000).  No Standby Letter of Credit shall have an expiry date which extends beyond one (1) year from the date of issuance of such Letter of Credit, or ten (10) Business Days prior to the Revolving Credit Maturity Date, whichever first occurs.

(c)                                  Subject to the terms and conditions of this Agreement, on the [Effective Date], Bank shall issue the Wells Fargo Letters of Credit to support the Wells Fargo L/Cs, provided that the Company execute and deliver unto Bank Letter of Credit Agreements and such other documentation as Bank may reasonably require.  No Wells Fargo Letter of Credit shall be issued on any day other than the Closing Date or shall have an expiry date that extends beyond April 30, 2004.

(d)                                 In addition to the terms and conditions set forth herein, the submission of all Letter of Credit Agreements, and the issuance of each Letter of Credit pursuant hereto, shall be further subject, in all respects, to the Uniform Customs and Practices for Documentary Credits of the International Chamber of Commerce, 1993 Revisions, ICC Publication No. 506 or the International Standby Practices 98, as the case may be and any successor documentation thereto, the laws of the State of Michigan and the applicable provisions of all other laws and regulations, including, without limitation, the Trading With the Enemy Act, Export Administration Act, International Emergency Economic Powers Act, and the Regulations of the Office of Foreign Assets Control of the U.S. Department of the Treasury.  In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.

4.2                                 Conditions to Issuance.  (a)  In addition to any other terms and conditions set forth in this Agreement or in any Letter of Credit Agreement, no Letter of Credit shall be issued by Bank pursuant hereto, unless, as of the date of issuance of such Letter of Credit:

(b)                                 with respect to any Standby Letters of Credit requested, both before and after giving effect to the issuance thereof, the Letter of Credit Reserve on such date with respect to Standby Letters of Credit does not exceed the Letter of Credit Maximum Amount (Standby);

(c)                                  with respect to any Wells Fargo Letters of Credit requested, both before and after giving effect to the issuance thereof, the Letter of Credit Reserve on such date with respect to the Wells Fargo Letters of Credit does not exceed the Letter of Credit Maximum Amount (Wells Fargo);

(d)                                 with respect to any Commercial Letters of Credit requested, both before and after giving effect to the issuance thereof, the Letter of Credit Reserve on such date with respect to Commercial Letters of Credit does not exceed the Letter of Credit Maximum Amount (Commercial);

(e)                                  both before and after giving effect to the issuance of the Letter of Credit so requested, the Letter of Credit Reserve on such date, plus the aggregate amount of all Advances requested or outstanding on such date (including, without duplication, any deemed Advances funded by Bank under Section 3.5 and 4.3 in respect of the Company’s reimbursement obligations thereof), plus the aggregate unpaid face amount of all outstanding Acceptances on such date, do not exceed the Revolving Credit Aggregate Commitment;

(f)                                    with respect to any Standby Letters of Credit and Wells Fargo Letters of Credit requested, both before and after giving effect to the issuance thereof, the Letter of Credit Reserve on such date with respect to Standby Letters of Credit and Wells Fargo Letters of Credit, plus the aggregate amount of all Advances requested or outstanding on such date (including, without duplication, any deemed Advances funded by Bank under Section 3.5 and 4.3 in respect of the Company’s reimbursement obligations thereof), plus the aggregate unpaid face amount of all outstanding Acceptances on such date, do not exceed the lesser of the then applicable (i) Revolving Credit Aggregate Commitment and (ii) Borrowing Base;

(g)                                 both immediately before and after the issuance of such Letter of Credit, the obligations of Company set forth in this Agreement, the applicable Letter of Credit Agreement, and in any of the other Loan Documents to which Company is a party or by which it is otherwise bound shall be valid, binding and enforceable obligations of Company;

(h)                                 both before and after issuance of the Letter of Credit so requested, no Default or Event of Default shall have occurred and be continuing or exist;

(i)                                     each of the representations and warranties made by Company in this Agreement and the other Loan Documents to which it is a party or by which it is otherwise bound shall be true and correct in all material respects as if made on and as of such date;

(j)                                     the execution of the Letter of Credit Agreement with respect to the Letter of Credit so requested will not violate the terms and conditions of any contract, agreement, indenture or other borrowing of Company;

(k)                                  Company shall have delivered to Bank, not less than five (5) Business Days prior to the requested date for issuance of such requested Letter of Credit, the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof or as Bank may otherwise reasonably require, and the terms of the proposed Letter of Credit shall be satisfactory to Bank in its sole discretion;

(l)                                     no order, judgment or decree of any court, arbitrator or governmental authority shall purport, by its terms, to enjoin or restrain Bank from issuing the Letter of Credit, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit or request that Bank refrain from issuing the Letter of Credit requested or letters of credit generally;

(m)                               (i) there shall have been no introduction of or any change in the interpretation of any law or regulation that would make it unlawful for Bank to issue the requested Letter of Credit, (ii) there shall have been no declaration of a general banking moratorium by banking authorities in the United States of America, the State of Michigan, or any of the respective jurisdictions in which Company or the beneficiary of the requested Letter of Credit is/are located, and (iii) there shall have been no establishment of any new restrictions on transactions involving letters of credit or on banks materially affecting the extension of credit by banks; and

(n)                                 Bank shall have received the issuance and other fees required in connection with the issuance of such Letter of Credit pursuant to Section 4.8 hereof.

4.3                                 Reimbursement Obligations.  Company agrees to pay to Bank, on the day on which Bank shall honor any draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the Reimbursement Obligation with respect thereto, all in accordance with the applicable Letter of Credit Agreement (provided, however, that the Company’s reimbursement obligations with respect to Time Draft Letters of Credit shall be governed by Section 3 hereof).  Unless Company shall have made such payment to Bank on such day, upon each such payment by Bank, Company shall be deemed to have requested a Prime-based Advance in an amount equal to such Reimbursement Obligation, subject in all respects to the terms and conditions of this Agreement.

4.4                                 Obligations Unconditional.  (a) The obligations of Company to make payments to Bank with respect to any Reimbursement Obligations under Section 4.3 hereof shall be unconditional and irrevocable, and shall not be subject to any condition, qualification or exception whatsoever, including, without limitation:

(i)                                     any lack of validity or enforceability of any Letter of Credit, or any documentation relating to any Letter of Credit, or to any transaction related in any way to such Letter of Credit (collectively, the “Letter of Credit Documents”);

(ii)                                  any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in any collateral or security with respect to any of the Letter of Credit Documents;

(iii)                               the existence of any claim, setoff, defense or other right which Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person(s) for whom any such beneficiary or any such transferee may be acting), Bank or any other Person, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein, or any unrelated transactions;

(iv)                              any draft or other statement or document presented under any Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein is untrue or inaccurate in any respect;

(v)                                 any failure, omission, delay or lack on the part of Bank, or any party to any of the Letter of Credit Documents, to enforce, assert or exercise any right, power or remedy conferred upon Bank, or any such party, under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of Bank or any such party; or

(vi)                              any other event or circumstances that would, in the absence of this Section 4.4, result in the release or discharge, whether by operation of law or otherwise, of Company from the performance or observance of any obligation, covenant or agreement of Company contained in Section 4.3 of this Agreement.

(b)                                 No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which Company has or may have against the beneficiary of any Letter of Credit shall be available hereunder to Company against Bank.

4.5                                 Indemnification.  Company hereby indemnifies and agrees to hold Bank, Bank’s officers, directors, employees and agents, harmless from and against any and all claims, damages, losses, liabilities, costs and expenses of any kind or nature whatsoever which Bank or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit, and neither Bank nor any of its officers, directors, employees or agents shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith; (b) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by Bank to the beneficiary under any Letter of Credit against presentation of documents which substantially comply with the terms of any Letter of Credit, including, without limitation, failure of any documents to bear any reference or adequate reference to such Letter of Credit; (d) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or (e) any other event or circumstance whatsoever arising in connection with any Letter of Credit; provided, however, that Company shall not be required to indemnify Bank and such other Persons, and Bank shall be liable to Company to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by Company which were caused (i) improper payment by Bank to the beneficiary under any Letter of Credit as a result of the gross negligence or willful misconduct of Bank or (ii) Bank’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

4.6                                 Reliance on Documents/Remedies Against Beneficiary.  It is understood that in making any payment under a Letter of Credit, Bank will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein, without further investigation and regardless of any notice or information to the contrary.  It is further acknowledged and agreed that Company may have rights against the beneficiary or others in connection with any Letter of Credit with respect to which Bank is alleged to be liable and it shall be a condition of the assertion of any liability of Bank under this Section 4.6 that Company shall contemporaneously pursue all remedies in respect of the alleged loss against such beneficiary and any other parties obligated or liable in connection with such Letter of credit and any related transactions.

4.7                                 Existing Letters of Credit.  In the event that and to the extent that any letter(s) of credit previously issued by Bank upon the application of or for the account of Company remain(s) issued, undrawn and outstanding as of the effective date of this Agreement, said letter(s) of credit shall be deemed, for all purposes of this Agreement, to be Letters of Credit under this Agreement, and each application and agreement submitted in connection with each such letter of credit shall be deemed, for all purposes of this Agreement, to be a Letter of Credit Agreement hereunder.

4.8                                 Letter of Credit Fees. The Company shall pay to Bank letter of credit fees as follows:

(a)                                  (i) With respect to any Standby Letters of Credit issued hereunder, a per annum letter of credit fee with respect to the undrawn face amount of each Standby Letter of Credit issued pursuant hereto in the amount of the Applicable L/C Commission Rate;   (ii) with respect to any Wells Fargo Letter of Credit, a per annum letter of credit fee equal to two and one half percent (2.5%) on the undrawn face amount of each Wells Fargo Letter of Credit issued pursuant hereto; and (iii) with respect to any Commercial Letter of Credit issued hereunder, (x) upon the issuance thereof, the Applicable Commercial L/C Issuance Fee and (y) upon presentation by the beneficiary of the draft (and other required documentation) for payment under such Commercial Letter of Credit, the Applicable Commercial L/C Negotiation Fee.

(b)                                 The fees described in clause (a) above (i) shall be nonrefundable under all circumstances, (ii) with respect to any Standby Letters of Credit and Wells Fargo Letters of Credit, shall be payable upon the issuance of such Letter of Credit and thereafter, semi-annually in advance on January 1 and July 1 of each year, and in the case of Commercial Letters of Credit, shall be payable upon the issuance of such Letter of Credit, and (ii) shall be determined by multiplying the applicable rate times the undrawn amount of the face amount of each such Letter of Credit on the date of determination, and in the case of the fees described in clauses (a)(i) and (a)(ii) above, shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof.

(c)                                  If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, adopted after the date hereof, shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Bank or (ii) impose on Bank any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to Bank of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by Bank’s reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by the Bank the Company shall, within thirty (30) days following demand for payment, pay to Bank from time to time as specified by the Bank, additional amounts which shall be sufficient to compensate the Bank for such increased cost and expense, together with interest on each such amount from ten days after the date such payment is due until payment in full thereof at the Prime-based Rate. Each demand for payment under this Section shall be accompanied by a certificate of Bank setting forth the amount of such increased cost or expense incurred by the Bank as a result of any event mentioned in clause (i) or (ii) above, and in reasonable detail, the methodology for calculating and the calculation of such amount, which certificate shall be prepared in good faith and shall be conclusive evidence, absent manifest error, as to the amount thereof.

(d)                                 The Company also agrees to pay, to the Bank the customary fees (including, without limitation, documentation, administration, amendment, payment, processing and cancellation charges) assessed by Bank, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of Bank in effect from time to time.

4.9                                 Use of Letters of Credit.  The Commercial Letters of Credit shall be used solely to finance the purchase of inventory in the ordinary course of the Company’s business.  The Standby Letters of Credit shall be used solely for the purposes described in the definition of such term in Section 1 of this Agreement.  The Wells Fargo Letters of Credit shall be used solely for the purposes described in the definition of such term in Section 1 of this Agreement.  .

5.                                       SPECIAL PROVISIONS, CHANGES IN CIRCUMSTANCES AND YIELD PROTECTION.

5.1                                 Reimbursement of Prepayment Cost.  If Company makes any payment of principal with respect to any Eurodollar-based Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if Company fails to borrow any Eurodollar-based Advance after notice has been given by Company to Bank in accordance with the terms hereof requesting such Advance, or if Company fails to make any payment of principal or interest when due in respect of a Eurodollar-based Advance, Company shall reimburse Bank on demand for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Bank shall have funded or committed to fund such Advance. Such amount payable by Company to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement (excluding the Applicable Eurodollar Margin), over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant Eurodollar-based Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund any Eurodollar-based Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Company, Bank shall deliver to Company a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

5.2                                 Bank’s Eurodollar Lending Office.  For any Interest Period for which the Applicable Interest Rate is the Eurodollar-based Rate, if Bank shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.

5.3                                 Circumstances Affecting Eurodollar-based Rate Availability.  If with respect to any Interest Period Bank reasonably determines that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts are not being offered to the Bank for such Interest Period, then Bank shall forthwith give notice thereof to the Company. Thereafter, until Bank notifies Company that such circumstances no longer exist, the obligation of Bank to make Eurodollar-based Advances, and the right of Company to convert an Advance to or refund an Advance as a Eurodollar-based Advance.

5.4                                 Laws Affecting Eurodollar-based Rate Availability.  If, after the date hereof, the introduction or implementation of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Bank (or its Eurodollar Lending Office) to honor its obligations hereunder to make or maintain any Advance, Bank shall forthwith give notice thereof to Company. Thereafter (a) the obligations of Bank to make Eurodollar-based Advances and the right of Company to convert an Advance or refund an Advance as a Eurodollar-based Advance shall be suspended and thereafter Company may select as Applicable Interest Rates only those which remain available, and (b) if Bank may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto, the Prime-based Rate shall be the Applicable Interest Rate for the remainder of such Interest Period.

5.5                                 Increased Costs.  If the adoption or implementation after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

(a)                                  shall subject Bank (or its Eurodollar Lending Office) to any tax, duty or other charge with respect to any Advance or the Revolving Credit Note or shall change the basis of taxation of payments to Bank (or its Eurodollar Lending Office) of the principal of or interest on any Advance or the Revolving Credit Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its Eurodollar Lending Office imposed by any jurisdiction in which Bank is organized or engaged in business); or

(b)                                 shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its Eurodollar Lending Office) or shall impose on Bank (or its Eurodollar Lending Office) or the foreign exchange and interbank markets any other condition affecting any Advance or the Revolving Credit Note;

and the result of any of the foregoing is to increase the costs to Bank of maintaining any part of the indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under this Agreement or under the Revolving Credit Note, by an amount deemed by the Bank to be material, then Bank shall promptly notify Company of such fact and demand compensation therefor and, within fifteen days after demand by Bank, Company agrees to pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction. Bank will promptly notify Company of any event of which it has knowledge which will entitle Bank to compensation pursuant to this Section. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for manifest error. Bank agrees that, as promptly as practical after it becomes aware of the occurrence of any event or the existence of a condition that will cause Bank to be entitled to compensation under this Section, it will, to the extent not inconsistent with Bank’s internal policies, use reasonable efforts to make, fund or maintain any affected Eurodollar-based Advance through another lending office of Bank if as a result thereof the additional monies which would otherwise be required to be paid in respect of such Eurodollar-based Advance would be materially reduced and if, as determined by Bank, in its reasonable discretion, the making, funding or maintaining of such Eurodollar-based Advance through such other lending office would not materially adversely affect such Advance or Bank. Company shall pay all reasonable expenses incurred by Bank in utilizing another lending office pursuant to this Section.

5.6                                 Other Increased Costs.  In the event that at any time after the date of this Agreement any change in law such as described in Section 5.5, hereof, shall, in the reasonable opinion of Bank require that the credit provided under Section 2 of this Agreement be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by Bank or any corporation controlling Bank and such change has or would have the effect of reducing the rate of return on Bank’s or Bank’s parent’s capital or assets as a consequence of the Bank’s obligations hereunder to a level below that which Bank or Bank’s parent would have achieved but for such change, then Bank shall notify Company and demand compensation therefor and, within fifteen days after demand by Bank, Company agrees to pay to Bank such additional amount or amounts as will compensate Bank for such reduction. Bank will promptly notify Company of any event of which it has knowledge which will entitle Bank to compensation pursuant to this Section. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for manifest error.

5.7                                 Margin Adjustments.  Adjustments in the Applicable Eurodollar Margin, Applicable Prime-based Margin, Applicable Commitment Fee Rate and the Applicable L/C Commission Rate, based on the Company’s Funded Debt to EBITDA Ratio and determined in accordance with Schedule 5.7 hereto, shall be implemented on a quarterly basis as follows:

(a)                                  Such margin adjustments shall be given prospective effect only, effective immediately upon the required date of delivery of the financial statements under Sections 8.1(a) and 8.1(b) hereof, establishing applicability of the appropriate adjustments, if any.

(b)                                 Such Margin adjustments under this Section 5.7 shall be made irrespective of, and in addition to, any other interest rate or pricing adjustments hereunder, including any assessment of a default rate of interest hereunder.

(c)                                  The pricing set forth under Level I of the attached Schedule 5.7 shall apply until the delivery of the financial statements for the fiscal year ended December 31, 2003, in accordance with Section 8.1(a) hereof. Upon any failure at any time to deliver any financial statement on a timely basis under this Agreement, and until delivery of such financial statement, the highest pricing level hereunder shall apply.

6.                                       CONDITIONS

The obligations of Bank to make Advances, to issue Letters of Credit and to create and discount Acceptances pursuant to this Agreement are subject to the conditions precedent that (i) the Closing Date shall have occurred on or before January 31, 2004 and (ii) the Company shall have satisfied each of the following conditions:

6.1                                 Corporate Authority.  Company agrees to furnish Bank in form and substance to be reasonably satisfactory to Bank, with (i) copies of resolutions of the board of directors of each Loan Party evidencing approval of the transactions contemplated hereunder and authorizing the execution and delivery of the Loan Documents, and in the case of the Company, the requests of Advances and Letters of Credit hereunder, including incumbency and signatures of authorized officers of the applicable Loan Party, such resolutions and incumbency to be certified no later than seven days after the Effective Date; (ii) on or prior to Effective Date, a certificate of good standing from the state of each Loan Party’s incorporation and from the state(s) in which it is required to be qualified to do business; (iii) on or prior to Effective Date, copies of each Loan Party’s articles of incorporation and bylaws or other constitutional documents, as in effect on the Effective Date, and (iv) such other documents and instruments as Bank may reasonably require.

6.2                                 Execution of Loan Documents.  Company shall have executed and delivered to Bank, the Revolving Credit Note and this Agreement (including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto), and, as applicable, the Loan Documents, and such Revolving Credit Note, Loan Documents and this Agreement shall be in full force and effect.

6.3                                 Collateral Documents.  As security for all indebtedness of Company to Bank hereunder, Company agrees to furnish, execute and deliver to Bank, or cause to be furnished, executed and delivered to Bank, prior to or simultaneously with the initial borrowing hereunder, in form to be satisfactory to Bank and supported by appropriate resolution in certified form authorizing same, the following:

(a)                                  Security Agreement;

(b)                                 Parent Pledge Agreement;

(c)                                  Investor Subordination Agreement;

(d)                                 Financing Statements required or requested by Bank to perfect all security interests to be conferred upon Bank under this Agreement and to accord Bank a perfected first priority security position under the Uniform Commercial Code (subject only to the encumbrances permitted hereunder);

(e)                                  Certified copies of uniform commercial code requests for information, or a similar search report certified by a party acceptable to the Bank, dated a date reasonably near to the Closing Date, listing all effective financing statements which name the Company or any Subsidiary (under their present names or under any previous names used within five (5) years prior to the date hereof) as debtors and which are filed in the jurisdictions in which filings are to be made pursuant to the Loan Documents, together with (i) copies of such financing statements, and (ii) executed Uniform Commercial Code (Form UCC-3) Termination Statements, if any, necessary to release all liens and other rights of any Person in any Collateral described in the Loan Documents previously granted by any Person (other than liens permitted by Section 9.5); and

(f)                                    Such other documents or agreements of security and appropriate assurances of validity and perfected first priority of lien or security interest as Bank may reasonably request at any time.

6.4                                 Lessor’s Acknowledgments.  For each property leased by Company or any of its Subsidiaries listed on Schedule 6.4B, the Bank shall have received a copy of the applicable lease agreement and lessor’s acknowledgments and consents in form and substance acceptable to Bank; provided, however, that the Company shall not be required to deliver a lessor’s acknowledgment and consent in connection with the property located at Space #1-555, Plaza Suites, 222 South Main Street, High Point, North Carolina.

6.5                                 Payment of Fees.  On or before the Effective Date, Company shall have paid to Bank the Up-Front Fee as described in the commitment letter and the Summary of Terms and Conditions, from Bank to Company, each dated as of November 25, 2003 (collectively, the “Commitment Letter”), and on or before the Closing Date, but in any event no later than January 31, 2004, Company shall have paid to Bank the balance of any other fees and expenses payable under the terms of the Commitment Letter and Section 11.2 hereof.

6.6                                 Appraisals; Collateral Audit.  On or before the Closing Date, the Bank shall have received appraisals of inventory of Company and its Subsidiaries and audits of the Accounts and

Inventory of the Company and its Subsidiaries, in each case in form and substance satisfactory to the Bank.

6.7                                 Insurance.  The Bank shall have received evidence satisfactory to it that the Company and the Guarantor have obtained the insurance policies required by Section 8.3 hereof and that such insurance policies are in full force and effect.

6.8                                 Compliance with Contractual Obligations.  The Loan Parties (and any of their respective Subsidiaries or Affiliates) shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement, other Loan Documents, or any agreement or other document executed thereunder and required to be performed or complied with by each of them (as of the applicable date) and none of such parties shall be in material default in the performance or compliance with any of the terms or provisions hereof or thereof.

6.9                                 Opinions of Counsel.  The Loan Parties shall furnish Bank prior to the initial Advance under this Agreement, opinions of counsel to the Loan Parties, dated the Closing Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Bank.

6.10                           Closing Certificate.  The Bank shall have received a certificate of the Company dated the Closing Date, stating that to the best of his or her knowledge after due inquiry, (a) the conditions set forth in this Section 6 have been satisfied (provided that the Company is not required to certify that such matters are satisfactory to Bank); (b) the representations and warranties made by Loan Parties in this Agreement or any of the other Loan Documents, shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date; (c) no Default or Event of Default shall have occurred and be continuing; (d) since September 30, 2003 nothing shall have occurred which has had, or could reasonably be expected to have, a Material Adverse Effect; and (e) there shall have been no material changes to the pro forma opening balance sheet of the Company previously delivered to the Bank.

6.11                           Minimum EBITDA. Bank shall have received a certification from the Company that, for the four quarter period ending September 30, 2003, the Company has maintained Consolidated EBITDA of not less than $15,000,000.

6.12                           Management and Employment Agreements.  Bank shall have received copies of all management agreements and employment agreements entered into by the Company existing on or before the Closing Date.

6.13                           Existing Credit Facilities.  On or before the Closing Date, all existing Funded Debt, other than Funded Debt expressly permitted hereunder, of Loan Parties shall have been paid in full and the related commitments terminated and all liens securing payment of such Funded Debt shall have been released and the Bank shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments as may be suitable or appropriate in connection therewith, or undertakings from the applicable secured parties as to the termination and discharge thereof satisfactory in form and substance to the Bank.

6.14                           Continuing Conditions to all Advances.  The obligations of the Bank to make Advances (including the initial Advance) under this Agreement, issue any Letters of Credit and create any Acceptances shall be subject to the continuing conditions that:

(a)                                  No Default or Event of Default shall exist as of the date of the Advance, the request for the Letter of Credit or the request for an Acceptance; and

(b)                                 Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance, Letter of Credit or Acceptance as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).

7.                                       REPRESENTATIONS AND WARRANTIES

Company represents and warrants and such representations and warranties shall survive until the Revolving Credit Maturity Date and thereafter until the expiration of all Letters of Credit and the maturity of all Acceptances and the final payment in full of the Indebtedness and the performance by the Loan Parties of all other obligations under this Agreement and the other Loan Documents:

7.1                                 Corporate Authority.  Each Loan Party is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state of its incorporation; each Loan Party is in good standing in each jurisdiction in which it is required to be qualified to do business, except where the failure to be so qualified would not have a Material Adverse Effect.

7.2                                 Due Authorization–Company.  Execution, delivery and performance of this Agreement and other documents and instruments required under this Agreement, and the issuance of the Revolving Credit Note by Company are within its powers, have been duly authorized, are not in contravention of law or the terms of Company’s Articles of Organization or Operating Agreement, or of the unwaived terms of any indenture, agreement or undertaking to which Company is a party or by which it is bound, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement and other documents and instruments required under this Agreement and the Revolving Credit Note, when issued and delivered, will be valid and binding on the Company in accordance with their terms.

7.3                                 Due Authorization–Other Loan Parties.  Execution, delivery and performance of the applicable Loan Documents (including the Guaranty) to which any such Loan Party is a party, are within its powers, having been duly authorized, are not in contravention of law or such Loan Party’s organizational documents or of the unwaived terms of any indenture, agreement or undertaking to which such Loan Party is a party or by which it is bound, and do not require the consent or approval of any governmental body, agency or authority; and the Loan Documents and other documents and instruments required under thereunder, when issued and delivered, will be valid and binding on such Loan Party in accordance with their terms.

7.4                                 No Litigation.  No litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of Company is threatened against any Loan Party, the outcome of which could reasonably be expected to have a Material Adverse Effect.

7.5                                 Good Title; No Liens.  The property described in Schedules 6.4A and 6.4B hereof constitutes all of the real property owned or leased, respectively, by Holdings, the Company and their respective Subsidiaries as of the Closing Date. Holdings, the Company and their respective Subsidiaries have good title to or a valid leasehold interest or interest as licensee in (or, in the case of any fee interest in real property, good and marketable title to) all of their respective material assets, subject to the exceptions stated in the next sentence. There are no security interests in, liens, mortgages, or other encumbrances on and no financing statements on file with respect to any of the assets owned by Holdings, Company or their Subsidiaries, except to Bank or as otherwise permitted under this Agreement.

7.6                                 ERISA.  As of the Closing Date, none of the Loan Parties nor any of their respective Subsidiaries maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 7.6 hereto; and there is no accumulated funding deficiency within the meaning of ERISA, or any outstanding liability with respect to any of the Pension Plans owed to the PBGC or any successor thereto other than future premiums due and owing pursuant to Section 4006 of ERISA, and no “reportable event” as defined in ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC. Neither the Loan Parties nor any of their respective Subsidiaries have engaged in a transaction with respect to any Pension Plan, other than a transaction for which an exemption is available and has been obtained, which could subject the Loan Parties nor any of their respective Subsidiaries to a tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material.  All Pension Plans are in material compliance with the requirements of the Internal Revenue Code and ERISA.

7.7                                 Accuracy of Information. (a)  The audited financial statements of the Company previously delivered by the Company to the Bank fairly present in all material respects the financial condition of the Holdings and its Consolidated Subsidiaries as of such date; since said date there has been no material adverse change in the financial condition of the Holdings and its Consolidated Subsidiaries; to the best of the knowledge of Company’s officers, as of the Closing Date, neither Holdings nor any of its Consolidated Subsidiaries have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in said balance sheet, and there are no material unrealized or anticipated losses from any present commitment of Holdings or any of its Subsidiaries.

(b)                                 To the best knowledge of Company, the financial projections furnished by Company to Bank prior to the date of execution of this Agreement were as of the date thereof and are as of the date of execution of this Agreement reasonable in all material respects taking into account all facts and information known or reasonably available to Company.

7.8                                 Taxes.  All income tax returns and tax reports of Holdings and its Consolidated Subsidiaries required by law to have been filed have been duly filed or extensions obtained, and all taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon Holdings and its Consolidated Subsidiaries (or any of its or their properties) which are due and payable, and for which the failure to pay, would materially adversely affect its business or the value of its property or assets have been paid. The charges, accruals and reserves on the books of Company in respect of the Federal income tax for all periods are adequate in the opinion of Company.

7.9                                 Subsidiaries.  Except as set forth on Schedule 7.9 as of the Closing Date, there are no subsidiaries of Company.

7.10                           Environmental and Safety Matters.  Except as set forth in Schedule 7.10 and except for such matters as are not likely to have a Material Adverse Effect:

(a)                                  all facilities and property owned or leased by the Loan Parties or any of their respective Subsidiaries, are in material compliance with all Environmental Laws;

(b)                                 to the best knowledge of the Company, there have been no unresolved and outstanding past, and there are no pending or threatened:

(i)                                     claims, complaints, notices or requests for information received by any Loan Party or any of their respective Subsidiaries with respect to any alleged violation of any Environmental Law, or

(ii)                                  written complaints, notices or inquiries to any Loan Party or any of their respective Subsidiaries regarding potential liability of the Loan Parties or any of their respective Subsidiaries under any Environmental Law; and

(c)                                  to the knowledge of the Company, no conditions exist at, on or under any property now or previously owned or leased by the Loan Parties or any of their respective Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability of the Loan Parties or any of their respective Subsidiaries under any Environmental Law.

7.11                           No Investment Company or Margin Stock.  None of the Loan Parties nor any of their respective Subsidiaries is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended. None of the Loan parties nor any of their respective Subsidiaries is not engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the loans hereunder will be used, directly or indirectly, for any purpose which would violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

7.12                           Solvency.  After giving effect to the consummation of the transactions contemplated by this Agreement, Holdings and its Consolidated Subsidiaries will each be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its business and all business in which it is about to engage. This Agreement is being executed and delivered by the Company to the Bank in good faith and in exchange for fair, equivalent consideration. Neither Holdings nor any of its Consolidated Subsidiaries is insolvent, nor will Holdings or any Subsidiary be rendered insolvent by its execution and delivery to the Bank of this Agreement or by the consummation of the transactions contemplated by this Agreement, and the capital and monies remaining in Holdings and its Consolidated Subsidiaries are not now and will not become so unreasonably small as to preclude the Holdings or its Consolidated Subsidiaries from carrying on their businesses. Neither Holdings nor any Subsidiary intends to nor does management of Holdings or any Subsidiary believe it will incur debts beyond its ability to pay as they mature. Neither Holdings nor any Subsidiary contemplates filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to Holdings or any Subsidiary, nor does Holdings or any Subsidiary have any knowledge of any threatened bankruptcy or insolvency proceedings against Holdings or any Subsidiary.

7.13                           Capitalization.  On the Closing Date, all issued and outstanding shares of capital stock or other ownership interests of Company and its Consolidated Subsidiaries are duly authorized and validly issued, fully paid, nonassessable, free and clear of all liens other than liens permitted under Section 9.5 and such shares were issued in compliance with all applicable state and federal laws concerning the issuance of securities. On the Closing Date, the capital stock (or other ownership interests) of the Company and each Subsidiary is owned by the interest holders and in the amounts set forth on Schedule 7.13.  On the Closing Date, no shares of the capital stock (or other ownership interests) of the Company or any Subsidiary, other than those described above, are issued and outstanding. On the Closing Date, except as disclosed on Schedule 7.13, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from the Company or any Subsidiary, of any shares of capital stock (or other ownership interests) of the Company or any Subsidiary.

7.14                           Anti-Terrorism Laws.  Neither the extension of credit made pursuant to this Agreement or the use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, Public Law 107﷓56, October 26, 2001 or  Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).

8.                                       AFFIRMATIVE COVENANTS

Company covenants and agrees that it will and, as applicable, it will cause its Subsidiaries to, so long as Bank may make any Advance under this Agreement and thereafter until the expiration of all Letters of Credit, the maturity of all Acceptances and the irrevocable final payment in full of the Indebtedness and the performance by the Loan Parties of all other obligations under this Agreement and the other Loan Documents:

8.1                                 Financial Statements; Certificates; Other Information.  Furnish Bank:

(a)                                  as soon as available, but in any event within (i) one hundred twenty (120) days after the fiscal year ended December 31, 2003, and (ii) within ninety (90) days after the end of each subsequent fiscal year thereafter of the Company, a copy of the audited Consolidated and unaudited Consolidating financial statements of the Holdings and its Subsidiaries as at the end of such year and the related audited statements of income, accumulated earnings, and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, certified as being fairly stated in all material respects by one of nationally recognized certified public accounting firms reasonably satisfactory to the Bank;

(b)                                 as soon as available, but in any event not later than (i) forty five (45) days after the end of March, June, September and December of each year, and (ii) thirty (30) days after the end of every other month, in each case other than the last month of each fiscal year, in which case the following items shall be delivered concurrently with the delivery of the financial statements under clauses (a) above), Company prepared unaudited Consolidated and Consolidating financial statements of Holdings and its Subsidiaries as at the end of such month and the related unaudited statements of income and cash flows of the Holdings and its Subsidiaries for the portion of the fiscal year through the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding periods in the previous year, and certified by Company as being fairly stated in all material respects;

(c)                                  within twenty (20) days after and as of the end of each month, including the last month of each fiscal year, (i) a monthly aging of Company’s Accounts, (ii) a monthly aging of Company’s accounts payable, (iii) an inventory report in form satisfactory to Bank, (iv) a Borrowing Base Certificate, and (v) a listing of all outstanding Letters of Credit and Acceptances, in each case in form acceptable to Bank, and in each case, accompanied, if so requested by Bank, by supporting detail reasonably acceptable to Bank;

(d)                                 concurrently with the delivery of each of the financial statements required by Section 8.1(a) and (b)(i) hereof, a statement prepared and certified by the chief financial officer of Company (or in such officer’s absence, a responsible senior officer of Company) (a) setting forth all computations necessary to show compliance by Company with the financial covenants contained in Sections 8.10, 8.11 and 9.7 hereof, (b) stating that as of the date thereof, no condition or event which constitutes a Default hereunder or which with the running of time and/or the giving of notice would constitute an Event of Default hereunder has occurred and is continuing, or if any such event or condition has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action with respect thereto taken or contemplated to be taken by Company and (c) stating that the signer has personally reviewed this Agreement and has made such examination (or had persons under the signer’s supervision make such examination) as signer deemed necessary to enable signer to provide such certification and to attest to its accuracy;

(e)                                  within thirty (30) days after the end of each fiscal year, financial projections for Holdings and its Subsidiaries in form satisfactory to Bank;

(f)                                    concurrently with the delivery of each of the financial statements required by Section 8.1(a) and (b)(i) hereof (or more frequently upon the request of the Bank or at the option of the Company), revisions or updates to Schedules 6.4A, 6.4B, 7.6, and 7.9 as may be necessary or appropriate from time to time to update or correct such Schedules, which revisions shall be effective from the date received by the Bank; provided, however, that no such revisions or updates to any Schedules shall be deemed to have cured any breach of warranty or misrepresentations occurring prior to the delivery of such revision or update by reason of the inaccuracy or incompleteness of any such Schedule at the time such warranty or representation previously was made or deemed to be made;

(g)                                 such information as required by the terms and conditions of any security agreements referred to in this Agreement;

(h)                                 such other financial and other reports as delivered to the holders of the Investor Subdebt pursuant to the Investor Subdebt Documents and the holders of any other Subordinated Debt under the applicable Subordinated Debt Documents;

(i)                                     such additional schedules, certificates and reports respecting all or any of the assets being pledged to the Bank, the items or amounts received by the Company or any of its Subsidiaries in full or partial payment thereof, and any goods (the sale or lease of which shall have given rise to any of the collateral) possession of which has been obtained by Company, all to such extent as Bank may reasonably request, and any such schedule, certificate or report shall be certified as accurate by the Company and shall be in such form and detail as Bank may reasonably specify; and

(j)                                     promptly, and in form to be satisfactory to Bank, such other information as Bank may reasonably request from time to time;

all such financial statements required to be delivered under this Section 8.1 to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and consistent with prior periods (except as approved by such officer and disclosed therein and except in the case of monthly financial statements, for [normal year end adjustments and] the absence of footnotes).

8.2                                 Payment of Obligations.  Pay and discharge, and cause its Subsidiaries to pay and discharge, all taxes and other governmental charges, and all contractual obligations calling for the payment of money, before the same shall become overdue except to the extent only that such payment is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided upon the books of the Company or where the failure to pay any such matter could not reasonably be expected to have a Material Adverse Effect, provided that, in any event, the Company will, and will cause its Subsidiaries to pay any such tax, charge or other obligation prior to the commencement of any proceeding to foreclose any lien securing the same.

8.3                                 Maintenance of Property; Insurance.  (a) Keep all property useful and necessary in its business in working order (ordinary wear and tear excepted); and (b) maintain, and cause its Subsidiaries to maintain, insurance coverage on their physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property mortgaged or pledged to Bank or property in which Bank shall have a security interest of any kind whatsoever, all such insurance policies shall provide that the loss payable thereunder shall be payable to Company and Bank (as mortgagee or lender loss payee, as applicable) as their respective interests may appear, all said policies or copies or certifications thereof, including all endorsements thereon and those required hereunder, to be deposited with Bank.

8.4                                 Inspection of Property; Books, Records; Insurance.  Permit Bank, through its authorized attorneys, accountants and representatives, upon reasonable advance notice (unless a Default or Event of Default has occurred and is continuing in which event such notice shall not be required) and during normal business hours, to examine Holding’s, Company’s and each Subsidiaries’ books, accounts, records, ledgers and assets of every kind and description at all reasonable times upon oral or written request of Bank, which shall include but shall not be limited to collateral audits of Holdings, the Company or any of their respective Subsidiaries conducted by Bank, with all reasonable costs and expenses of such audits to be reimbursed by the Company,  provided that so long as no Default or Event of Default has occurred and is continuing, the Company shall not be obligated to reimburse Bank for more than one collateral audit per calendar year, and to visit all of their respective offices and discuss financial matters with their respective officers and independent certified public accountant. Company hereby authorizes such officers and accountants to discuss the finances and affairs of the Loan Parties (provided that the Company is given an opportunity to participate in such discussions) and to examine any of its or their books and other corporate records.

8.5                                 Notices.  (a) Promptly give notice to Bank of any condition or event known to Company or any Loan Party which constitutes or with the running of time and/or the giving of notice would constitute a Default or an Event of Default under this Agreement, and promptly inform Bank of the existence or occurrence of any condition or event (other than conditions having an effect on the economy in general) which could reasonably be expected to have a Material Adverse Effect upon the financial condition of Holdings and its Subsidiaries; and

(b)                                 Promptly provide Bank with any notices delivered to the Investor Subdebt Purchasers or any other holders of Subordinated Debt, and notify Bank of any default under the Investor Subdebt Documents or any other Subordinated Debt Document known to Company or any Loan Party.

8.6                                 Licenses, Permits, etc.  Maintain, and cause the other Loan Parties to maintain, in good standing all material licenses required by their respective states of incorporation or any agency thereof, or other governmental authority that may be necessary or required for Holdings, the Company and their respective Subsidiaries to carry on its general business objects and purposes, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.7                                 Conduct of Business, Maintenance of Existence.  (a) Continue to engage in the business as substantially now conducted by the Company and its Subsidiaries and businesses related thereto and preserve, renew and keep in full force and effect its existence, (except for mergers, consolidations and Asset Sales permitted by this Agreement) and cause Holdings not to engage in any activity other than acting as a holding company for membership or partnership interests of the Company or any Affiliate of the Company engaged in activities reasonably related to the business of the Company and any activities incidental thereto; and (b) comply with all contractual obligations, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.8                                 Compliance with ERISA.  Comply, and cause its Subsidiaries to comply, with all material requirements imposed by ERISA as presently in effect or hereafter promulgated, including but not limited to, the minimum funding requirements of any Pension Plan, and promptly notify Bank after the occurrence thereof in writing of any of the following events:

(a)                                  the termination of a Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise;

(b)                                 the appointment of a trustee by a United States District Court to administer a Pension Plan;

(c)                                  the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto of any proceeding to terminate a Pension Plan;

(d)                                 the failure of a Pension Plan to satisfy the minimum funding requirements for any plan year as established in Section 412 of the Internal Revenue Code of 1954, as amended or any similar provision under the Internal Revenue Code of 1986, as amended;

(e)                                  the withdrawal of Company or any Subsidiary from a Pension Plan; or

(f)                                    a reportable event, within the meaning of Title IV of ERISA, other than a reportable event for which the notice requirement has been waived by the PBCG.

8.9                                 Security; Defense of Collateral.  Furnish Bank, upon Bank’s request, in form reasonably satisfactory to Bank with pledges, assignments, mortgages, lien instruments or other security instruments covering any or all of Company’s and each domestic Subsidiary’s real and personal property, of every nature and description, whether now owed or hereafter acquired, to the extent that Bank may in its sole reasonable discretion require, and defend all collateral pledged to Bank as security for the Indebtedness from any liens other than liens permitted under Section 9.5.

8.10                           Interest Coverage Ratio.  Maintain as of the end of each fiscal quarter ending during the periods specified below for the four fiscal quarters then ending, commencing with the fiscal quarter ending March 31, 2004, an Interest Coverage Ratio of not less than (i) 2.25 to 1.0, for each fiscal quarter ending on or before March 31, 2005, and (ii) 2.50 to 1.0, for each fiscal quarter ending on or after June 30, 2005.

8.11                           Funded Debt to EBITDA.  Maintain as of the end of each fiscal quarter ending during the periods specified below for the four fiscal quarters then ending, commencing with the fiscal quarter ending March 31, 2004, a Funded Debt to EBITDA Ratio of not more than (i) 4.25 to 1.0, for each fiscal quarter of the Company ending on or before March 31, 2005, and (ii) 4.00 to 1.0, for each fiscal quarter ending on or after June 30, 2005.

8.12                           Operating Accounts.  Maintain all of the primary cash collection, operating and general disbursement accounts of Company and each of its Subsidiaries with Bank.

8.13                           Environmental Compliance.  (a) Use and operate all of its facilities and properties in material compliance with all material Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations under Environmental Laws in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b)                                 Promptly notify Bank and provide copies upon receipt of all written claims, complaints, notices or inquiries received by the Company or any of its Subsidiaries of a material nature relating to its facilities and properties or compliance with Environmental Laws, and promptly cure all violations of or noncompliance with all Environmental Laws to the extent that such violations could reasonably be likely to have a Material Adverse Effect and undertake to have dismissed with prejudice to the satisfaction of the Bank any actions and proceedings relating to compliance with Environmental Laws to which Company or any of its Subsidiaries is named a party, other than such actions or proceedings being contested in good faith and with the establishment of a reasonable reserve; and

(c)                                  To the extent necessary to materially comply with Environmental Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material.

8.14                           Use of Proceeds.  Use (i) the proceeds of the Revolving Credit in accordance with Section 2.12, (ii) the Letters of Credit in accordance with Section 4.9 and (iii) the Acceptances to honor the Time Draft Letters of Credit in compliance with the terms thereof.

8.15                           Acceptances—Licenses and Insurance.  Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, Company agrees to: (a) procure and maintain any necessary import, export or other licenses for the import, export, shipping, warehousing or sale of any goods, and any and all other property covered by any documents relating to any Acceptance created hereunder; (b) comply with all governmental laws and regulations regarding the importing, exporting, shipping, warehousing and/or sale of all such goods or the financing thereof, and furnish such certificates in that respect as Bank may at any time reasonably require; (c) to the extent that prudent business judgment and practice would dictate, keep such goods adequately covered at all times by insurance reasonably satisfactory to Bank, under policies and by insurance carriers reasonably satisfactory to Bank; and (d) pay any and all taxes, and any and all shipping, warehousing, cartage and other charges or expenses, upon or with regard to the goods to which any Acceptances relates, and furnish Bank with such receipts or other evidence in that respect as Bank may at any time or times reasonably require.  In the event that Bank pays for or incurs any liability in connection with any of the above shipping or other licenses or any insurance, tax, shipping, warehousing, cartgage or other charges, then all of such charges shall be payable by Company to Bank upon demand, together with interest thereon at a per annum rate of three percent (3%) above the Prime-based Rate.

8.16                           Future Subsidiaries; Additional Collateral.  (a) With respect to each Person which becomes a Subsidiary subsequent to the date of this Agreement, on the date a new Subsidiary is created or acquired, as the case may be, (x) cause each such Subsidiary to execute and deliver to Bank, (i) a joinder agreement in the form attached as Exhibit “A” to the Guaranties whereby each Subsidiary becomes obligated as a Guarantor under the Guaranty and (ii) Security Agreements and Mortgages, as applicable, together with such supporting documentation, including without limitation corporate authority, items, certificates and opinions of counsel, as reasonably required by Bank, and (y) execute and deliver, or cause any applicable Subsidiary to execute and deliver to Bank a Security Agreement encumbering all of the share capital or other ownership interests of such Subsidiary; and (b) with respect to real property located in the United States that is:  (i) owned or otherwise acquired by the Company or any other Loan Party after the Closing Date, not later than sixty (60) days after such property is acquired, the Company shall execute or cause to be executed a Mortgage covering such property, together with such real estate documentation listed on Schedule 8.16 hereto; and (ii) leased by the Company or any Subsidiary after the Closing Date, not later than thirty (30) days after the execution of the applicable lease, the Company shall execute or cause to be executed [a leasehold mortgage and/or] a lessor’s acknowledgment and consent, in each case in form and substance satisfactory to Bank, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Bank, and the Company shall take, or cause to be taken, such steps as are necessary or advisable under applicable law to perfect the liens granted under this Section 8.16.

9.                                       NEGATIVE COVENANTS

Company covenants and agrees that, so long as Bank may make any Advances under this Agreement and thereafter until the expiration of all Letters of Credit and the maturity of all Acceptances, and the irrevocable final payment in full of the Indebtedness and the performance by the Loan Parties of all other obligations under this Agreement and the other Loan Documents, it will not, and will cause its Subsidiaries not to, without the prior written consent of Bank:

9.1                                 Limitations on Debt.  Create, incur, assume or suffer any Debt, except:

(a)                                  Indebtedness to Bank and any renewals or refinancing of such Indebtedness;

(b)                                 any Debt described in attached Schedule 9.1 and any renewals or refinancings of such Debt in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof) on substantially the same terms as in effect on the Closing Date and otherwise in compliance with this Agreement;

(c)                                  Guarantee Obligations to the extent permitted under Section 9.3;

(d)                                 Subordinated Debt;

(e)                                  any Debt assumed pursuant to a Permitted Acquisition conducted in compliance with this Agreement, provided that such Debt was not entered into, extended or renewed in contemplation of such acquisition and provided further that  the aggregate amount of all such Debt shall not exceed $2,000,000 at any time outstanding;

(f)                                    any Debt incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan or a Capitalized Lease), provided that the aggregate amount of all such Debt shall not exceed $500,000 at any one time outstanding;

(g)                                 Hedging Transactions;

(h)                                 Intercompany Loans, but only to the extent permitted under Section 9.9;

(i)                                     Any Debt owing by any foreign Subsidiary provided that the aggregate amount of all such Debt shall not exceed $500,000 at any one time outstanding; and

(j)                                     additional unsecured Debt not otherwise described above, provided that at the time of and immediately after giving effect to the occurrence thereof, (i) the aggregate principal amount outstanding at any one time shall not exceed $700,000 and (ii) no Default or Event of Default shall have occurred and be continuing.

9.2                                 Limitation on Mergers; Asset Sales.  Enter into any merger or consolidation or sell, lease, assign, transfer, or dispose of all, substantially all, or any part of its assets, except:

(a)                                  inventory leased or sold in the ordinary course of its business;

(b)                                 obsolete, damaged or worn out property, property no longer useful or useable in the conduct of a Company or a Subsidiary’s business; and

(c)                                  (i) mergers or consolidations of any Subsidiary with or into Company (so long as Company shall be the continuing or surviving entity); and (ii) mergers or consolidations of any Subsidiary (excluding Company) with or into any Guarantor, so long as such Guarantor shall be the continuing or surviving entity; provided, however, that at the time of each such merger or consolidation under sub-clauses (i) through (ii) of this clause (c), both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(d)                                 sales or transfers, including upon voluntary liquidation (other than sales or transfers of stock or other ownership interests) (i) between Company and any Guarantor or (ii) from any Subsidiary of the Company to the Company or any Guarantor;

(e)                                  (i) provided no Default or Event of Default has occurred and is continuing at the time of such sale (both before and after giving effect to such Asset Sale), Asset Sales in which the sales price is at least the fair market value of the assets sold and the aggregate amount of such Asset Sales (as determined on the basis of the gross sales price of such Asset Sales) is less than $50,000 in any fiscal year, and (ii) other Asset Sales approved in writing by the Bank.

9.3                                 Limitation of Guarantee Obligations.  Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations of others, except (i) by endorsement for deposit in the ordinary course of business, (ii) guarantees in favor of Bank, (iii) guarantees existing on the Closing Date and set forth on Schedule 9.3 hereto, (iv) guarantees made in the ordinary course of business by Company or any of its Subsidiaries in respect of Debt incurred by Company or any Subsidiary, as the case may be, in compliance with this Agreement and (iv) other guarantees and similar obligations not otherwise permitted under this Section 9.3 in respect of Debt incurred by any Person, provided that the aggregate amount of such Debt at any time outstanding does not exceed $500,000.

9.4                                 Limitation on Acquisitions.  Purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests of any person, firm or corporation or any shares of stock of any corporation, trusteeship or association or in any other manner effectuate or attempt to effectuate an expansion of present business by an acquisition, except for Permitted Acquisitions.

9.5                                 Limitations on Liens.  Affirmatively pledge or mortgage any of its property, assets or revenues, whether now owned or hereafter acquired, or create, suffer or permit to exist any lien, security interest in, or encumbrance thereon, except:

(a)                                  to Bank;

(b)                                 the Permitted Liens;

(c)                                  liens securing Debt permitted by Section 9.1(e), provided that such liens do not at any time encumber any property other than property subject to such liens prior to such Permitted Acquisition;

(d)                                 liens securing Debt permitted by Section 9.1(f), provided that (i) such liens shall be created substantially simultaneously with the acquisition of such fixed or capital asset, (ii) such liens do not at any time encumber any property other than the property, equipment or improvements financed by such Debt, and (iii) the principal amount of Debt secured by any such lien shall at no time exceed 100% of the original purchase price of such property, equipment or improvements and related costs and charges imposed by the vendors thereof; and

(e)                                  liens described in attached Schedule 9.5.

9.6                                 Restricted Payments.  Declare or make, or permit Holdings or any Subsidiary to declare or make any dividends, payments or make any other distribution upon its stock (whether in form of cash, assets, properties, rights, obligations or securities) or purchase, redeem or acquire for value any shares of its stock or other ownership interests, as applicable, or any warrants, rights or options to acquire such shares or other ownership interests, as applicable, except (i) dividends payable in the interests of Company (provided such interests are immediately pledged to Bank); (ii) distributions by Company to Holdings in an amount necessary to enable Holdings to pay its aggregate income taxes attributable to the income of Company and its Subsidiaries (such taxes being determined without regard to any net income or loss derived other than from Company and its Subsidiaries and using the highest marginal federal and state tax rates then in effect); (iii) distributions by any Subsidiary to Company or any Guarantor; (iv) provided that no Default or Event of Default has occurred and is continuing (both before and after giving effect thereto), distributions by Holdings to its shareholders made on or prior to March 31, 2004, in an aggregate amount not to exceed $9,000,000; and (v) provided that, both before and after giving effect thereto, (x) no Default or Event of Default has occurred and is continuing, and (y) no default has occurred and is continuing under Section 9.08 of the Securities Purchase Agreement, other distributions by the Company to Holdings, and any corresponding distribution by Holdings to its Shareholders in an aggregate amount not to exceed $2,000,000 in any fiscal year; provided that, any amounts not distributed by the Company under clause (v) of this Section 9.6 in any fiscal year may be distributed in any subsequent fiscal year, but in no event shall the aggregate amount of any such distribution by the Company in any fiscal year exceed $6,000,000.

9.7                                 Capital Expenditures.  Make any Capital Expenditures during any fiscal year of Company if, after giving effect thereto, the aggregate amount of all Capital Expenditures made by Company and its Subsidiaries during such period would exceed $600,000; provided that up to fifty percent (50%) of the unused amount of Capital Expenditures in any fiscal year may be carried over and used (without cumulation) in the following fiscal year.

9.8                                 Transactions with Affiliates.  Enter into any transaction or series of transactions (including, without limit, the sale, purchase, lease or exchange of property or the rendering of any service or providing for the payment of any management or other fee) with any Affiliate except for (a) transactions expressly permitted under this Agreement (including the payment of management fees permitted under Section 9.14 hereof), (b) employment agreements entered into in the ordinary course of business with officers and employees of the Loan Parties, customary fees paid to members of the [board of directors] of the Company, and customary officer and director indemnification arrangements, (c) transactions among Company and the Loan Parties not involving any other Affiliates and (d) other transactions on terms and conditions as favorable to Company as would be obtainable in a comparable arms-length transaction with a Person other than an Affiliate.

9.9                                 Limitation on Investments.  Make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidence of indebtedness or other securities or otherwise) in, or any loans or advances or extensions of credit to, any person, firm, corporation or other entity or association, except:

(a)                                  Permitted Investments;

(b)                                 sales on open account and in the ordinary course of business;

(c)                                  Intercompany Loans, Advances or Investments made on or after the Closing Date (provided that any Intercompany Loan hereunder shall be evidenced by and funded under an Intercompany Note encumbered pursuant to the appropriate Loan Document), provided that at the time any such loan, advance or investment is made

(before and after giving effect thereto), no Default or Event of Default has occurred and is continuing;

(d)                                 investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $250,000 in the aggregate at any time outstanding;

(e)                                  deposits made in the ordinary course of business in order to obtain goods or services in an aggregate amount not to exceed $250,000 at any one time; and

(f)                                    other loans, advances and investments not exceeding $100,000 in the aggregate at any time outstanding.

9.10                           Limitation on Negative Pledge Clause.  After the Closing Date, except for such agreements, documents or instruments which are in effect on the Closing Date and which are set forth on Schedule 9.10 hereto, (i) enter into any agreement, document or instrument which would restrict or prevent the Holdings, the Company and their respective Subsidiaries from granting Bank liens upon, security interests in and pledges of their respective assets which are senior in priority to all other liens, except for Permitted Liens and any other agreements, documents or instruments pursuant to which liens not prohibited by the terms of this Agreement are created, entered into, or allowed to exist (but limited to the property encumbered by such lien) and customary anti-assignment provisions contained in leases or licenses entered into by any such Person (as lessee) in the ordinary course of business (but limited to the property that is the subject of such lease or license), or (ii) enter into any agreement, contract or arrangement (excluding this Agreement and the other Loan Documents) restricting the ability of Holdings, Company or any Subsidiary of Company to make transfers or distributions of all or any part of its assets to Holdings, Company or any other Loan Party, except for any restrictions arising in connection with any agreements, documents or instruments pursuant to which liens not prohibited by the terms of this Agreement are created, entered into, or allowed to exist (but limited to the property encumbered by such lien) and customary anti-assignment provisions contained in leases or licenses entered into by any such Person (as lessee) in the ordinary course of business (but limited to the property that is the subject of such lease or license), to make loans, advances or other payments of whatever nature to Company, or to pay or make dividends or distributions in cash or kind to Company or any other Loan Party.

9.11                           Prepayment of Subordinated Debt.Voluntarily prepay, purchase, redeem or defease any Subordinated Debt except for regularly scheduled interest payments required by the documents and instruments evidencing the Subordinated Debt and in accordance with, and only to the extent permitted by the subordination provisions of the documents and instruments evidencing Subordinated Debt or any applicable Subordination Agreement.

9.12                           Amendment of Subordinated Debt Documents.  Amend, modify or otherwise alter any of the material terms and conditions of those documents or instruments evidencing or otherwise related to any Subordinated Debt (including the Investor Subordinated Debt), or waive (or permit to be waived) any provision thereof in any material respect, without the prior written approval of Bank; for purposes of those documents or instruments evidencing or otherwise related to such Subordinated Debt (including the Investor Subordinated Debt), any increase in the original interest rate or principal amount, any shortening of the original amortization, any change in financial covenants which make such covenants more restrictive or adds new covenants, any change in any default, remedial or other repayment terms making such term more onerous or restrictive, any increase in the fees payable after the Effective Date pursuant to the Securities Purchase Agreement and any other change in or waiver of conditions contained therein which makes such conditions more restrictive or onerous or adds new conditions, shall (without reducing the scope of this Section 9.12) be deemed to be material, provided, however, that with respect to the Investor Subordinated Debt, any amendment permitted under the Investor Subordination Agreement shall be permitted hereunder.

9.13                           Amendment to Certain Agreements.  Make, permit or consent to any amendment or other modification to the constitutional documents of any of the Loan Parties or any documents delivered in connection with any Permitted Acquisition, except to the extent that any such amendment (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Banks as creditor under this Agreement, the other Loan Documents or any other document or instrument in any respect and (iii) could not reasonably be expected to have a Material Adverse Effect.

9.14                           Management Fees.  Pay or otherwise advance, directly or indirectly, to any Affiliate in respect of any fiscal year, any management, consulting or other fee, except for an annual management fee to Whitney or any of its Affiliates in an amount not to exceed $1,000,000 per fiscal year, provided however, that after the delivery to Bank of the Company’s audited Consolidated financial statements for the fiscal year ended December 31, 2003 in accordance with Section 8.1(a), such payments may be made in an amount not to exceed $2,000,000 per fiscal year. Notwithstanding the foregoing, however, no such annual management fee shall be paid or otherwise advanced if (a) the Bank provides notice to the Company prohibiting the payment of such fees, and (b) (x) any Default or Event of Default under Sections 10.1(a) or 10.1(b) has occurred and is continuing (both before and after giving effect to such payment), (y) any Default or Event of Default under Section 10.1(c), by reason of a failure to comply with Sections 8.10, 8.11 or 9.7 hereof, has occurred and is continuing (both before and after giving effect to such payment) or (z) any default has occurred and is continuing (both before and after giving effect to such payment) under Section 9.08 of the Securities Purchase Agreement.

9.15                           Limitation on Sale – Leaseback Transactions.  Enter into any arrangement with any Person providing for the leasing by any Loan Party of real or personal property which has been or is to be sold or transferred by Company or such other Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Company or such other Loan Party, as the case may be.

9.16                           Fiscal Year.  Permit the fiscal year of the Company to end on a day other than December 31.

10.                                 EVENTS OF DEFAULT

10.1                           Events of Default.  The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a)                                  non-payment when due of:  (i) any installment of the principal on the Revolving Credit Note, (ii) any Reimbursement Obligation, (iii) any Acceptance Obligation, or (iv) any interest or fees owing under this Agreement, and in the case of interest payments and fees, continuance thereof for three (3) Business Days;

(b)                                 non-payment of any other amount payable by any Loan Party hereunder or under any other Loan Document within three (3) Business Days after notice from the Bank that the same is due and payable;

(c)                                  default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Sections 8.1(a) through (f), 8.2, 8.3(b), 8.4, 8.5, 8.7(a), 8.10, 8.11, 8.14, 8.16(b) or Section 9 provided that an Event of Default arising from a breach of Sections 8.1(a) through (f) and 8.5 shall be deemed to have been cured upon delivery of the required item;

(d)                                 default in the observance or performance of any of the other conditions, covenants or agreements of Company herein set forth, and continuance thereof for a period of thirty (30) days following the earlier to occur of (i) the obtaining of actual knowledge by the Company or any other Loan Party of such default or (ii) the receipt of written notice by Company or any other Loan Party of such default;

(e)                                  any representation or warranty made by Company or any other Loan Party herein or in any instrument submitted pursuant hereto proves untrue in any material adverse respect when made or deemed made;

(f)                                    default in the observance or performance of any of the conditions, covenants or agreements of Company or any other Loan Party set forth in any collateral document which may be given to secure the indebtedness hereunder or in any other collateral document related to or connected with this Agreement or the indebtedness hereunder and continuance for a period of thirty (30) days following the earlier to occur of (i) the obtaining of actual knowledge by the Company or any other Loan Party of such default or (ii) the receipt of written notice by Company or any other Loan Party of such default;

(g)                                 default in the payment of any other obligation of Company or any other Loan Party for borrowed money in an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000) individually or in the aggregate when due (whether by acceleration or otherwise) and continuance thereof beyond any applicable period of cure, or in the observance or performance of any conditions, covenants or agreements related or given with respect to any obligations for borrowed money in an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000) individually or in the aggregate when due (whether by acceleration or otherwise) which continues beyond any applicable period of cure and which is sufficient to permit any holder thereof to (i) accelerate the maturity of such obligation or (ii) require the purchase or repayment of such obligation before its regular maturity date or before its regularly scheduled dates of payment;

(h)                                 judgments for the payment of money in excess of the sum of Five Hundred Thousand Dollars ($500,000) in the aggregate shall be rendered against Company or any other Loan Party and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry and such judgment is not covered by insurance from a solvent insurer who is defending such action without reservation of rights;

(i)                                     the occurrence of any “reportable event”, as defined in the Employee Retirement Income Security Act of 1974 and any amendments thereto, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any employee pension benefit plan maintained by or on behalf of Company or any Loan Party for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such plan, and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator or Company (or the applicable Loan Party); or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such employee benefit pension plan or to appoint a trustee to administer such plan; or the appointment of a trustee by the appropriate United States District Court to administer any such employee benefit pension plan; or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Bank’s other rights or remedies hereunder), or (ii) the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such Pension Plan or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, which in either case of (i), (ii) or (iii) could reasonably be expected to have a Material Adverse Effect;

(j)                                     (i) Whitney shall fail to own, directly or indirectly, at least fifty percent (50%) by value and by voting of the aggregate ownership interests of the Holdings or (ii) the occurrence of a [Change of Control] (as defined in the Investor Subordinated Debt Documents);

(k)                                  any material provision of the Investor Subordination Agreement shall at any time for any reason cease to be valid, binding and enforceable (other than in accordance with its terms), or any Subordinated Creditor shall challenge or contest the enforceability of the Investor Subordination Agreement or shall assert, or engage in any action or inaction based on any such assertion, that any provision of the Investor Subordination Agreement has ceased to be or otherwise is not valid, binding or enforceable in accordance with its terms; or the Investor Subordination Agreement shall be terminated (other than in accordance with the terms thereof), invalidated, revoked or set aside or in any way cease to give or provide to the Bank the benefits purported to be created thereby;

(l)                                     any Loan Party shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered) or; if a creditors’ committee shall have been appointed for the business of the any Loan Party; or if any Loan Party shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by such other Loan Party it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay or admits in writing its inability or refusal to pay, its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of any Loan Party) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of any Loan Party and shall not have been reversed or dismissed within sixty (60) days; or any Loan Party shall take any action (corporate or other) authorizing or in furtherance any of the actions described above in this subsection;

(m)                               any material provision of any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against any Loan Party (other than in accordance with the terms thereof), as applicable, or the validity, binding effect or enforceability thereof shall be contested by the any Loan Party, or any Loan Party shall deny that it has any or further liability or obligation under any Loan Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof), invalidated, revoked or set aside or in any way cease to give or provide to the Bank the benefits purported to be created thereby.

10.2                           Exercise of Remedies.  If an Event of Default has occurred and is continuing hereunder: (a) the Bank may declare the Revolving Credit Aggregate Commitment terminated; (b) the Bank may declare the entire unpaid principal Indebtedness, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Company; (c) upon the occurrence of any Event of Default specified in subsection 10.1(l), above, and notwithstanding the lack of any declaration by Bank under preceding clause (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Revolving Credit Aggregate Commitment shall be automatically and immediately terminated; (d) the Bank may demand immediate delivery of cash collateral, and Company agrees to deliver such cash collateral upon demand, in an amount equal to (i) the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, and (ii) the aggregate face amount of all unmatured Acceptances outstanding, and (f) the Bank may exercise any remedy permitted by this Agreement, the other Loan Documents or law.

10.3                           Application of Proceeds.  All of the Indebtedness shall constitute one loan secured by Bank’s security interest in the collateral and by all other security interests, mortgages, liens, claims, and encumbrances now and from time to time hereafter granted from Company to Bank. Upon the occurrence and during the continuance of an Event of Default, Bank may in its sole discretion exercise any remedies available under this Agreement or applicable law with respect to the Collateral and apply the proceeds of any Collateral to any portion of the Indebtedness. The proceeds of any sale or other disposition of the Collateral authorized by this Agreement shall be applied by Bank, first upon all expenses authorized by the Michigan Uniform Commercial Code (or other applicable law) or otherwise in connection with the sale and all reasonable attorneys’ fees and legal expenses incurred by Bank; the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to other Indebtedness and the surplus, if any, shall be paid over to Company or to such other Person or Persons as may be entitled thereto under applicable law. Company shall remain liable for any deficiency, which Company shall pay to Bank immediately upon demand.

10.4                           Rights Cumulative.  The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law, in equity or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor shall it be construed, to preclude Bank from pursuing any other remedy for the recovery of any other sum to which Bank may be or become entitled for the breach of this Agreement by Company.

10.5                           Waiver by Company of Certain Laws.  To the extent permitted by applicable law, the Company hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Revolving Credit Note, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

10.6                           Set–Off.  Upon the occurrence and during the continuance of any Event of Default, Bank may at any time and from time to time, without notice to the Company (any requirement for such notice being expressly waived by the Company), set off and apply against any and all of the obligations of the Company now or hereafter existing under this Agreement, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of Company, irrespective of whether or not such deposits held or indebtedness owing by the Bank may be contingent and unmatured and regardless of whether any Collateral then held by the Bank is adequate to cover the Indebtedness. Promptly following any such setoff, the Bank shall give written notice to Company of the occurrence thereof. The Company hereby grants to the Bank a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of the Company under this Agreement. The rights of the Bank under this Section 10.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.

10.7                           Waiver of Defaults.  No Event of Default shall be waived by the Bank except in a writing signed by an officer of the Bank. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of its rights by Bank. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Bank in enforcing any of its rights shall constitute a waiver of any of its rights. Company expressly agrees that this Section 10.7 may not be waived or modified by the Bank by course of performance, estoppel or otherwise.

11.                                 MISCELLANEOUS

11.1                           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of Company and Bank and their respective successors and assigns, except that the credit provided for under this Agreement and no part thereof and no obligation of Bank hereunder shall be assignable or otherwise transferable by Company.  Bank may not assign all or any portion of its rights and obligations under this Agreement and under the other Loan Documents without the prior written consent of the Company, which such consent shall not be unreasonably withheld or delayed, provided, however, that (i) the approval of the Company shall not be required upon the occurrence and during the continuance of an Event of Default and (ii) the approval of the Company shall not be required for an assignment to an Affiliate of the Bank.

11.2                           Costs and Expenses.  Company shall pay all reasonable closing costs and expenses, including, by way of description and not limitation, reasonable house and outside attorney fees (without duplication of fees and expenses for the same services), lien search fees, approval fees and title policy fees incurred by Bank in connection with the commitment, consummation and closing of this Agreement. All of said amounts required to be paid by Company may, at Bank’s option if they remain unpaid for fifteen days after payment therefore is requested by Bank, be charged by Bank as an advance against the proceeds of the Revolving Credit Note. All costs, including reasonable attorney fees incurred by Bank in protecting or enforcing any of its or any of the Bank’s rights against Company or any collateral or in defending Bank from any claims or liabilities by any party or otherwise incurred by Bank in connection with a Default or an Event of Default or the enforcement of this Agreement or the related documents, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Bank which would not have been asserted were it not for Bank’s relationship with Company hereunder, shall also be paid by Company.

11.3                           Accounting Principles.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP.

11.4                           Indulgence.  No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

11.5                           Notices.  Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by facsimile and addressed or delivered to it at its address set forth below or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 11.5. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by facsimile, shall be deemed given when received (receipt confirmed in the case of telecopies). Bank may, but shall not be required to, take any action on the basis of any notice given to it by telephone, but Company shall promptly confirm such notice in writing or by telex or facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control.

To Company:

c/o Interactive Health LLC

3030 Walnut Avenue

Long Beach, CA  90807

Attention:  Thomas Dragotto, Chief Financial Officer

Fax No. (562) 426-7127

To Bank:

Comerica Bank

One Detroit Center

500 Woodward Avenue

Detroit, Michigan 48226

Attention:   Daryl Krause

Fax No. (313) 222-5182

11.6                           Law of Michigan; Consent to Jurisdiction.  This Agreement and the Revolving Credit Note have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Company and Banks hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Michigan state court sitting in Detroit, Michigan in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and Company and Banks hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Michigan state court. Company irrevocably consent to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to Company at its address specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by Company in a notice to the other parties that complies as to delivery with the terms of Section 11.5. Nothing in this Section shall affect the right of the Bank to serve process in any other manner permitted by law or limit the right of the Bank to bring any such action or proceeding against Company or any Subsidiary or any of its or their property in the courts with subject matter jurisdiction of any other jurisdiction. Company hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

11.7                           Amendment and Waiver.  No amendments or waiver of any provisions of this Agreement nor consent to any departure by Company therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank and the Company, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent with respect to any provision of this Agreement shall affect any other provision of this Agreement.

11.8                           Payments.  (a) All sums payable by Company to Bank under this Agreement or the other documents contemplated hereby shall be paid directly to Bank at its principal office set forth in Section 11.5 hereof in immediately available United States funds, without set off, deduction or counterclaim. In its sole discretion, Bank may charge any and all deposit or other accounts (including without limit an account evidenced by a certificate of deposit) of Company with Bank for all or a part of any Indebtedness then due; provided, however, that this authorization shall not affect Company’s obligation to pay, when due, any Indebtedness whether or not account balances are sufficient to pay amounts due.

(b)                                 Any payment of the Indebtedness made by mail will be deemed tendered and received only upon actual receipt by Bank at the address designated for such payment, whether or not Bank has authorized payment by mail or any other manner, and shall not be deemed to have been made in a timely manner unless received on the date due for such payment, time being of the essence. Company expressly assumes all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default, and at any time thereafter and until the entire amount then due has been paid, Bank shall be entitled to exercise any and all rights conferred upon it herein upon the occurrence of an Event of Default. Upon the occurrence and during the continuance of  an Event of Default, Company waives the right to direct the application of any and all payments at any time or times hereafter received by Bank from or on behalf of Company. Upon the occurrence and during the continuance of an Event of Default, Company agrees that Bank shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times hereafter against the Indebtedness in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records. Company expressly agrees that to the extent that Bank receives any payment or benefit and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or benefit, the Indebtedness or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made and, further, any such repayment by Bank, to the extent that Bank did not directly receive a corresponding cash payment, shall be added to and be additional Indebtedness payable upon demand by Bank.

11.9                           Interest.  In the event Company’s obligation to pay interest on the principal balance of the Revolving Credit Note is or becomes in excess of the maximum interest rate which Company is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of such maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

11.10                     WAIVER OF JURY TRIAL.  COMPANY AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

11.11                     Counterparts.  This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts together shall constitute but one and the same instrument.

11.12                     Complete Agreement; Conflicts.  This Agreement, the Revolving Credit Note (if issued) and any Requests for Advance or Acceptance hereunder, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

11.13                     Severability.  In case any one or more of the obligations of Company under this Agreement, the Revolving Credit Note or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of Company shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of Company under this Agreement, the Revolving Credit Note or any of the other Loan Documents in any other jurisdiction.

11.14                     Independence of Covenants.  Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

11.15                     Reliance on and Survival of Various Provisions.  All terms, covenants, agreements, representations and warranties of Company or any party to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of Company or any Subsidiary in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Bank, notwithstanding any investigation heretofore or hereafter made by Bank, and those covenants and agreements of Company set forth in Section 11.17 hereof (together with any other indemnities of Company or any Subsidiary contained elsewhere in this Agreement or in any of the other Loan Documents) shall survive the repayment in full of the Indebtedness and the termination of the Revolving Credit Aggregate Commitment.

11.16                     Indemnification.  (a) Company agrees to indemnify and hold Bank harmless from all loss, cost, damage, liability or expenses, including reasonable house and outside attorneys’ fees and disbursements (but without duplication of fees and expenses for the same services), incurred by Bank by reason of an Event of Default, or enforcing the obligations of Holdings, Company or any Subsidiary under this Agreement or any of the other Loan Documents or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expenses to the extent attributable to the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 11.17(a).

(b)                                 Company agrees to defend, indemnify and hold harmless Bank, and its respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Bank in connection with the violation of Environmental Laws, court costs and litigation expenses, excluding however, any such amounts attributable to the gross negligence or willful misconduct of the Person seeking indemnification, as the case may be) arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by Company or any of their respective Subsidiaries in violation of or non-compliance with applicable Environmental Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, (iv) the cost of remediation or monitoring of all Hazardous Materials in violation of or non-compliance with applicable Environmental Laws from all or any portion of any premises owned by Company or their respective Subsidiaries, (v) complying or coming into compliance with all Environmental Laws and/or (vi) any violation of Environmental Laws. The obligations of Company under this Section 11.17(b) shall be in addition to any and all other obligations and liabilities the Company may have to Bank at common law or pursuant to any other agreement.

11.17                     Effective Upon Execution.  This Agreement shall become effective upon the execution hereof by Bank and Company.

11.18                     Headings.  The headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof.

11.19                     USA Patriot Act.  Pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318 (“USA Patriot Act”), the Bank hereby notifies the Company that if Holdings, the Company or any of its Subsidiaries open an account, including any loan, deposit account, treasury management account, or other extension of credit, the Bank will request the applicable Person’s name, tax identification number, business address and other information necessary to identify such Person (and may request such Person’s organizational documents or other identifying documents) to the extent necessary for the Bank to comply with the USA Patriot Act.

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK		INTERACTIVE HEALTH LLC

By:	/s/ Daryl Krause	By:	/s/ Thomas M. Dragotto

Its: Vice President		Its: Chief Financial Officer

SCHEDULE 5.7 *

Applicable Margin Grid

Interactive Health, LLC
$20,000,000 Secured Revolving Credit Facility

(basis points per annum)

BASIS FOR PRICING	LEVEL I	LEVEL II	LEVEL III	LEVEL IV
Funded Debt to EBITDA Ratio*	> 3.75x	< 3.75x but > 3.25x	< 3.25x but >2.75x	<2.75x
Commitment Fee	25.0	25.0	25.0	0.0
Base Rate Margin - R/C	125.0	75.0	50.0	25.0
LIBOR Margin - R/C	375.0	325.0	300.0	250.0
Standby Letter of Credit Commission**	375.0	325.0	300.0	250.0

*                                         Definition as set forth in the Credit Agreement.